As filed with the Securities and Exchange Commission on July 18, 2007

Registration No. 333- 131605

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-effective Amendment No. 2 to

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUPERCONDUCTIVE COMPONENTS, INC.

(Exact name of registrant as specified in its charter)

Ohio	2899	31-1210318
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification number)	(IRS employer identification number)

2839 Charter Street

Columbus, Ohio 43228

(614) 486-0261

(Address and telephone number of principal executive offices)

2839 Charter Street

Columbus, Ohio 43228

(Address of principal place of business)

Daniel Rooney, Chief Executive Officer

Superconductive Components, Inc.

2839 Charter Street

Columbus, Ohio 43228

(614) 486-0261

(Name, address and telephone number of agent for service)

Copies to:

Michael A. Smith, Esq.

Carlile Patchen & Murphy LLP

366 E. Broad Street

Columbus, Ohio 43215

Telephone No. (614) 628-0798

Telecopier No. (614) 221-0216

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☒

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effectiveness until the registrant shall file a further amendment which states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

SUPERCONDUCTIVE COMPONENTS, INC.

2,281,253 Shares of Common Stock

This prospectus relates to the sale of up to 2,281,253 shares of our common stock by persons who have purchased shares of our common stock or who may purchase shares of our common stock through the exercise of warrants as more fully described herein. The aforementioned persons are sometimes referred to in this prospectus as the Selling Shareholders. The prices at which the Selling Shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of our shares by the Selling Shareholders.

We have amended our original prospectus to incorporate financial information for the quarter ended March 31, 2007 and year ended December 31, 2006.

Our common stock is quoted on the Over-The-Counter Bulletin Board under the symbol SCCI. On July 13, 2007, the last reported sale price for our common stock as reported on the Over-The-Counter Bulletin Board was $6.40 per share.

The mailing address for the Company’s principal executive offices is 2839 Charter Street, Columbus, Ohio 43228. The phone number for Company’s principal executive offices is (614) 486-0261.

Each selling shareholder may be considered an “underwriter” within the meaning of the Securities Act of 1933, as amended.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE RISK FACTORS BEGINNING ON PAGE 4 BEFORE PURCHASING OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 18, 2007

Unless otherwise specified, the information in this prospectus is set forth as of June 26, 2007, and we anticipate that changes in our affairs will occur after such date. We have not authorized any person to give any information or to make any representations, other than as contained in this prospectus, in connection with the offer contained in this prospectus. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This prospectus is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

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PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including the financial statements and the related notes beginning on page F-1. When we refer in this prospectus to the “company,” “we,” “us,” and “our,” we mean Superconductive Components, Inc., an Ohio corporation. This prospectus contains forward-looking statements and information relating to Superconductive Components, Inc. See Cautionary Note Regarding Forward Looking Statements on page 6.

Our Company

Our company was incorporated on May 29, 1987, to develop, manufacture and market products based on or incorporating high temperature superconductive (“HTS”) materials. HTS materials are complex metal oxides – ceramics of certain stoichiometries (chemical mixture ratios), which exhibit superconducting phenomena when cooled to at least –196(degrees) Centigrade.

The Company presents itself to the market as SCI Engineered Materials, an operating unit of Superconductive Components, Inc. We control the manufacturing process and measure performance in terms of sales, in two categories, Ceramics and Metals, as the products sold are easily separable into these categories. The performance measurements made in these two categories are, however, not conducive to segment reporting as there are many shared operating expenses relating to the production of both Ceramic and Metals that cannot be attributed solely to one or the other.

We view our business as supplying ceramic and metal materials to a variety of industrial applications including: HTS, Photonics/Optical, and Thin Film Batteries. The production and sale of High Temperature Superconducting (HTS) materials was the initial focus of our operations and these materials continue to be a part of our development efforts. We continue to work with private companies and government agencies to develop new and improved products for future applications of HTS Materials.

Optical/Photonics currently represents the largest market for our materials. Our customers are device manufacturers who are regularly identifying new materials that improve the utility of optical/photonics coating. This includes materials that improve the ability of optical/photonics coatings to focus or filter light, and coatings that improve wear and chemical attack resistance, all of which increases the potential demand for the types and amounts of materials that we sell in this market. Photonic applications continue to expand as new methods are found to manipulate light waves to enhance the various properties of light the device manufacturers are seeking.

Thin Film Battery materials is a developing market where manufacturers of batteries use these materials to produce very small power supplies, with small quantities of stored energy. A typical Thin Film Battery would be produced via Physical Vapor Deposition (PVD) with five or more thin layers. These batteries are often one centimeter square but only 15 microns thick. Potential applications for these batteries include, but are not limited to: active RFID tags, battery on chip, portable electronics, and medical implant devices.

The Offering

We have filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission with respect to the securities offered in this prospectus. The Registration Statement became effective April 4, 2006 and continues to be effective. The Registration Statement allows the Selling Shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their registered shares of common stock on any stock exchange, market or trading facility on which the registered shares are traded or in private transactions. These sales may be at fixed or negotiated prices. However, the Selling Stockholders listed in this prospectus may choose not to sell any of their registered shares, and may have no intention of selling any securities offered pursuant to this prospectus in the near future. Additionally, we have no reason to believe that any Selling Shareholder has entered into an agreement, or made a commitment to sell any securities offered in this prospectus.

Common stock offered by the Selling Shareholders	2,281,253 shares

Termination of the offering	The offering will conclude when all of the 2,281,253 shares of common stock have been sold, the shares no longer need to be registered or we decide to terminate the registration of the shares.

Terms of the offering	The Selling Shareholders will determine when and how they will sell the common stock offered in this prospectus.

Common stock outstanding as of June 26, 2007	3,467,100 shares

Use of Proceeds	We will not receive any proceeds from the sale of the common stock.

An investment in our common stock is highly speculative and involves a high degree of risk. See Risk Factors beginning on page 3.

RISK FACTORS

An investment in our common stock is highly speculative, involves a high degree of risk, and should be made only by investors who can afford a complete loss. You should carefully consider the following risk factors, together with the other information in this prospectus, including our financial statements and the related notes, before you decide to buy our common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein.

We have experienced significant operating losses in the past and may continue to do so in the future.

We commenced business in May of 1987. We reported net income applicable to common shares of $277,083 for the year ended December 31, 2006, and $61,316 for the three months ended March 31, 2007. There can be no assurance that we will continue to be profitable. Our accumulated deficit since inception was $7,791,475 at March 31, 2007.

We have financed the losses primarily from additional investments and loans by our major shareholders and private offerings of common stock and warrants to purchase common stock in 2004 and 2005. We cannot assure you, however, that we will be able to raise additional capital in the future to fund our operations.

We have limited marketing and sales capabilities.

We hired a full time marketing manager in 2006, to expand our marketing activities, especially in the semiconductor market. To successfully market our products, we must continue to develop appropriate marketing, sales, technical, customer service and distribution capabilities, or enter into agreements with third parties to provide these services. Our failure to develop these capabilities or obtain third-party agreements could adversely affect us.

Our success depends on our ability to retain key management personnel.

Our success depends in large part on our ability to attract and retain highly qualified management, administrative, manufacturing, sales, and research and development personnel. Due to the specialized nature of our business, it may be difficult to locate and hire qualified personnel. The loss of the services of one of our executive officers or other key personnel, or our failure to attract and retain other executive officers or key personnel, could have a material adverse effect on our business, operating results and financial condition. Although we have been successful in planning for and retaining highly capable and qualified successor management in the past, there can be no assurance that we will be able to do so in the future.

We may need to seek additional capital in the future, which may reduce the value of our common stock.

We reported net income of $277,083 for 2006. We incurred substantial operating losses prior to 2006. There is no assurance that our profitable operations will continue and we could be required to seek additional capital in the future for growth and working capital purposes as well. There is no assurance that new capital will be available or that it will be available on terms that will not result in substantial dilution or reduction in value of our common stock.

Our competitors have far greater financial and other resources than we have.

The market for Physical Vapor Deposition materials is a substantial market with significant competition in both ceramic and metal materials. While we believe that our products enjoy certain competitive advantages in design, function, quality, and availability, considerable competition exists from well-established firms, such as Williams Advanced Materials, Kurt Lesker and Dowa Chemicals of Japan, all of which have more resources than we have.

In addition, a significant portion of our business is in the very competitive market for sputtering targets made of ceramics, metals, and alloys. We face substantial competition in this area from companies with far greater financial and other resources than we have. We cannot assure you that developments by others will not render our products or technologies obsolete or less competitive.

Government contracts may be terminated or suspended for noncompliance or other events beyond our control.

We have had government contracts in the past but do not currently have government contracts. Should we have such contracts in the future, the government has the right to cancel virtually all of the contracts at its option. While we have complied with applicable government rules and regulations and contract provisions in the past, we could fail to comply in the future. Noncompliance with government procurement regulations or contract provisions could result in the termination of government contracts. The termination of our significant government contracts or the adoption of new or modified procurement regulations or practices could adversely affect us.

Inventions conceived or actually reduced to practice under a government contract generally result in the government obtaining a royalty-free, non-exclusive license to practice the invention. Similarly, technologies developed in whole or in part at government expense generally result in the government obtaining unlimited rights to use, duplicate or disclose technical data produced under the contract. These licenses and rights may result in a loss of potential revenues or the disclosure of our proprietary information, either of which could adversely affect us.

Our revenues depend on patents and proprietary rights that may not be enforceable.

We rely on a combination of patent and trademark law, license agreements, internal procedures and nondisclosure agreements to protect our intellectual property. These may be invalidated, circumvented or challenged. In addition, the laws of some foreign countries in which our products may be produced or sold do not protect our intellectual property rights to the same extent as the laws of the United States. Our failure to protect our proprietary information could adversely affect us.

Rights we have to patents and pending patent applications may be challenged.

We have received from the United States Patent and Trademark Office a patent for Fine-Particle Bi-Sr-Ca-Cu-O Having High Phase Purity made by a Chemical Precipitation and Low-Pressure Calcination method, and have also received a patent for a process to join two individual strongly linked super-conductors utilizing a melt processing technique. In the future, we may submit additional patent applications covering various applications. The patent application we filed and patent applications that we may file in the future may not result in patents being issued, and any patents issued may not afford meaningful protection against competitors with similar technology, and may be challenged by third parties. Because U.S. patent applications are maintained in secret until patents are issued, and because publications of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months, we may not be the first creator of inventions covered by issued patents or pending patent applications or the first to file patent applications for such inventions. Moreover, other parties may independently develop similar technologies, duplicate our technologies or, if patents are issued to us or rights licensed by us, design around the patented aspects of any technologies we developed or licensed. We may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine the priority of inventions, which could result in substantial costs. Litigation may also be necessary to enforce any patents held by or issued to us or to determine the scope and validity of others' proprietary rights, which could result in substantial costs.

The rapid technological changes of our industry may adversely affect us if we do not keep pace with advancing technology.

The Physical Vapor Deposition market is characterized by rapidly advancing technology. Our success depends on our ability to keep pace with advancing technology and processes and industry standards. To date, we have focused our development efforts on powders and targets. We intend to continue to develop and integrate advances in the thin film coatings industry. However, our development efforts may be rendered obsolete by research efforts and technological advances made by others, and materials other than those we currently use may prove more advantageous.

Development stage of our products and uncertainty regarding development of markets.

Some of our products are in the early stages of commercialization and we believe that it will be several years before products will have significant commercial end-use applications, and that significant additional development work may be necessary to improve the commercial feasibility and acceptance of its products. There can be no assurance that we will be able to commercialize any of the products currently under development.

To date, there has been no widespread commercial use of High Temperature Superconductive (HTS) products. Additionally, the market for the Thin Film Battery materials is still in its nascent stages.

The market for our common stock is limited and, as such, our shareholders may have difficulty reselling their shares when desired or at attractive market prices.

Our stock price and our listing may make it more difficult for our shareholders to resell shares when desired or at attractive prices. In 2001, our stock began trading on The Over the Counter Bulletin Board (“OTC Bulletin Board”). Nevertheless, our common stock has continued to trade in low volumes and at low prices. Some investors view low-priced stocks as unduly speculative and therefore not appropriate candidates for investment. Many institutional investors have internal policies prohibiting the purchase or maintenance of positions in low-priced stocks.

This has the effect of limiting the pool of potential purchases of our common stock at present price levels. Shareholders may find greater percentage spreads between bid and asked prices, and more difficulty in completing transactions and higher transaction costs when buying or selling our common stock than they would if our stock were listed on a major stock exchange, such as The New York Stock Exchange or The Nasdaq National Market.

Additionally, the market prices for securities of superconductive material companies have been volatile throughout our existence. Historical trading characteristics for public companies in this industry include limited market support, low trading volume, and wide spreads (on a percentage basis) between the bid and ask prices. Announcements regarding product developments, technological advances, significant customer orders, and financial results significantly influence per share prices.

Prior to the fourth quarter of 2006, our common stock was subject to the Securities and Exchange Commission’s “penny stock” regulations, which limits the liquidity of common stock held by our shareholders.

Based on its trading prior to the fourth quarter of 2006, our common stock was considered a “penny stock” for purposes of federal securities laws, and therefore was subject to regulations which affected the ability of broker-dealers to sell our securities. Broker-dealers who recommend a “penny stock” to persons (other than established customers and accredited investors) must make a special written suitability determination and receive the purchaser’s written agreement to a transaction prior to sale. There can be no assurance that our common stock will not again fall under these regulations

If penny stock regulations apply to our stock, it may be difficult to trade such stock because compliance with the regulations can delay and/or preclude certain trading transactions. Broker-dealers may be discouraged from effecting transactions in our common stock because of the sales practice and disclosure requirements for penny stock. This could adversely effect the liquidity and/or price of our common stock, and impede the sale of our common stock in the secondary market.

Our Articles of Incorporation authorize us to issue additional shares of stock.

We are authorized to issue up to 15,000,000 shares of common stock, which may be issued by our board of directors for such consideration as they may consider sufficient without seeking shareholder approval.

The issuance of additional shares of common stock in the future will reduce the proportionate ownership and voting power of current shareholders.

Our Articles of Incorporation authorize us to issue up to 260,000 shares of preferred stock. The issuance of preferred stock in the future could create additional securities which would have dividend and liquidation preferences prior in right to the outstanding shares of common stock. These provisions could also impede a non-negotiated change in control.

We have not paid dividends on our common stock in the past and do not expect to do so in the future.

We cannot assure you that our operations will result in sufficient revenues to enable us to operate at profitable levels or to generate positive cash flow sufficient to pay dividends. We have never paid dividends on our common shares in the past and do not expect to do so in the foreseeable future.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Shareholders. We will receive no proceeds from the sale of shares of common stock in this offering.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. In this prospectus, we use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” and similar expressions to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things:

•	general economic and business conditions, both nationally and in our markets,

•	our history of losses,

•	our expectations and estimates concerning future financial performance, financing plans and the impact of competition,

•	our ability to implement our growth strategy,

•	anticipated trends in our business,

•	advances in technologies, and

•	other risk factors set forth under “Risk Factors” in this prospectus.

We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

SELLING SHAREHOLDERS

The following table presents information regarding the Selling Shareholders and the shares that may be sold by them pursuant to this prospectus. See also Security Ownership of Certain Beneficial Owners and Management.

Selling Shareholders	Shares Owned Before Offering	Percentage of Outstanding Shares Owned Before Offering (1)	Shares to be Sold in the Offering	Percentage of Outstanding Shares Owned After Offering (1)
Windcom Investments SA(2)	332,810	9.5%	332,810	0%
Lake Street Fund L.P.(3)	310,300	8.8%	310,300	0%
Berlin Capital Growth L.P.(4)	278,860	7.9%	278,860	0%
Mid South Investor Fund L.P.(5)	250,000	7.1%	250,000	0%
Robert Peitz(6)	512,772	14.2%	283,266	6.5%
Thomas Berlin(7)	396,560	11.2%	117,700	0%
Daniel Funk(8)	400,679	11.3%	178,466	6.3%
Laura Shunk(9)	403,078	11.3%	178,466	6.3%
Ingeborg Funk Children’s Trust(10)	199,162	5.7%	31,250	4.8%
James Chapman(11)	67,250	2.0%	67,250	0%
Lyman O. Heidtke(12)	62,500	1.8%	62,500	0%
Porter Wright Morris & Arthur, LLP(13)	56,250	1.6%	56,250	0%
Michael Harrington(14)	40,250	1.2%	40,250	0%
Richard Gambs(15)	37,500	1.1%	37,500	0%
Robert Lentz(16)	17,500	*	17,500	0%
Walter Henry Hauser(17)	7,500	*	7,500	0%
Brenda M. Hauser(18)	7,500	*	7,500	0%
Eugene J. Burksa and Renee J. Burksa JTTEN(19)	4,800	*	4,800	0%
Christopher Forte(20)	4,800	*	4,800	0%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)	The number of shares listed in these columns include all shares beneficially owned and all options or warrants to purchase shares held, whether or not deemed to be beneficially owned, by each selling shareholder. The ownership percentages listed in these columns include only shares beneficially owned by the listed selling shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the percentage of shares beneficially owned by a selling shareholder, shares of common stock subject to options or warrants held by that selling shareholder that were exercisable on or within 60 days after June 26, 2007, were deemed outstanding for the purpose of computing the percentage ownership of that selling shareholder. The ownership percentages are calculated assuming that 3,467,100 shares of common stock were outstanding on June 26, 2007.

(2)	Prior to giving effect to the offering, Windcom Investments SA held 312,524 shares of our common stock and exercisable warrants to purchase 20,286 shares of our common stock. Following the offering, Windcom Investment SA will not hold any shares of our common stock or warrants to purchase shares of our common stock.

(3)	Prior to giving effect to the offering, Lake Street Fund L.P. held 247,800 shares of our common stock and exercisable warrants to purchase 62,500 shares of our common stock. Following the offering, Lake Street Fund L.P. will not hold any shares of our common stock or warrants to purchase shares of our common stock.

(4)	Prior to giving effect to the offering, Berlin Capital Growth L.P. held 226,777 shares of our common stock and exercisable warrants to purchase 52,083 shares of our common stock. Following the offering, Berlin Capital Growth L.P. will not hold any shares of our common stock or warrants to purchase shares of our common stock.

(5)	Prior to giving effect to the offering, Mid South Investor Fund L.P. held 200,000 shares of our common stock and exercisable warrants to purchase 50,000 shares of our common stock. Following the offering, Mid South Investor Fund L.P. will not hold any shares of our common stock or warrants to purchase shares of our common stock.

(6)	Prior to giving effect to the offering, Robert Peitz, a member of the Company’s Board of Directors, held 358,060 shares of our common stock and exercisable options and warrants to purchase 154,712 shares of our common stock. Following the offering, Robert Peitz will hold 156,632 shares of our common stock and warrants to purchase 72,874 shares of our common stock.

(7)	Prior to giving effect to the offering, Thomas Berlin held 323,644 shares of our common stock and exercisable warrants to purchase 72,916 shares of our common stock. Following the offering, Thomas Berlin will not hold any shares of our common stock or warrants to purchase shares of our common stock. Mr. Berlin’s ownership includes 278,860 shares of common stock beneficially owned by Berlin Capital Growth L.P., of which 52,083 shares of common stock can be acquired under stock purchase warrants exercisable within 60 days of June 26, 2007. Mr. Berlin has shared voting and dispositive power over the shares of common stock in this limited partnership as the controlling principal of Berlin Capital Growth L.P. Mr. Berlin’s ownership also includes 20,833 shares of common stock, which can be acquired by Mr. Berlin under stock purchase warrants exercisable within 60 days of June 26, 2007.

(8)	Prior to giving effect to the offering, Daniel Funk held 316,477 shares of our common stock and exercisable warrants to purchase 84,202 shares of our common stock. Following the offering, Daniel Funk will hold 169,713 shares of our common stock and warrants to purchase 52,500 shares of our common stock.

(9)	Prior to giving effect to the offering, Laura Shunk held 291,967 shares of our common stock and exercisable warrants to purchase 111,111 shares of our common stock. Following the offering, Laura Shunk will hold 145,204 shares of our common stock and warrants to purchase 79,409 shares of our common stock.

(10)	Prior to giving effect to the offering, The Ingeborg Funk Children’s Trust held 155,412 shares of our common stock and exercisable warrants and options to purchase 43,750 shares of our common stock. Following the offering, The Ingeborg Funk Children’s Trust will hold 130,412 shares of our common stock and warrants and options to purchase 37,500 shares of our common stock.

(11)	Prior to giving effect to the offering, James Chapman held 55,000 shares of our common stock and exercisable warrants to purchase 12,250 shares of our common stock. Following the offering, James Chapman will not hold any shares of our common stock or warrants to purchase shares of our common stock.

(12)	Prior to giving effect to the offering, Lyman O. Heidtke held 50,000 shares of our common stock and exercisable warrants to purchase 12,500 shares of our common stock. Following the offering, Lyman O. Heidtke will not hold any shares of our common stock or warrants to purchase shares of our common stock.

(13)	Prior to giving effect to the offering, Porter, Wright, Morris & Arthur, LLP held 45,000 shares of our common stock and exercisable warrants to purchase 11,250 shares of our common stock. Following the offering, Porter, Wright, Morris & Arthur, LLP will not hold any shares of our common stock or warrants to purchase shares of our common stock.

(14)	Prior to giving effect to the offering, Michael Harrington held 33,000 shares of our common stock and exercisable warrants to purchase 7,250 shares of our common stock. Following the offering, Michael Harrington will not hold any shares of our common stock or warrants to purchase shares of our common stock.

(15)	Prior to giving effect to the offering, Richard Gambs held 30,000 shares of our common stock and exercisable warrants to purchase 7,500 shares of our common stock. Following the offering, Richard Gambs will not hold any shares of our common stock or warrants to purchase shares of our common stock.

(16)	Prior to giving effect to the offering, Robert Lentz held exercisable warrants to purchase 17,500 shares of our common stock. Following the offering, Robert Lentz will not hold any shares of our common stock or warrants to purchase shares of our common stock.

(17)	Prior to giving effect to the offering, Walter Henry Hauser held 5,000 shares of our common stock and exercisable warrants to purchase 2,500 shares of our common stock. Following the offering, Walter Henry Hauser will not hold any shares of our common stock or warrants to purchase shares of our common stock.

(18)	Prior to giving effect to the offering, Brenda M. Hauser held 7,500 shares of our common stock. Following the offering, Brenda M. Hauser will not hold any shares of our common stock.

(19)	Prior to giving effect to the offering, Eugene J. Burksa & Renee J. Burksa JTTEN held 4,000 shares of our common stock and exercisable warrants to purchase 800 shares of our common stock. Following the offering, Eugene J. Burksa & Renee J. Burksa JTTEN will not hold any shares of our common stock or warrants to purchase shares of our common stock.

(20)	Prior to giving effect to the offering, Christopher Forte held 4,000 shares of our common stock and exercisable warrants to purchase 800 shares of our common stock. Following the offering, Christopher Forte will not hold any shares of our common stock or warrants to purchase shares of our common stock.

PLAN OF DISTRIBUTION

We filed a Registration Statement on Form SB-2, as amended, with the Securities and Exchange Commission with respect to the securities offered in this prospectus. That Registration Statement was declared effective on April 4, 2006 and enables the Selling Shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their registered shares of common stock on any stock exchange, market or trading facility on which the registered shares are traded or in private transactions. These sales may be at fixed or negotiated prices. However, the Selling Stockholders listed in this prospectus may choose not to sell any of their registered shares, and may have no intention of selling any securities offered pursuant to this prospectus in the near future. Additionally, we have no reason to believe that any Selling Shareholder has entered into an agreement, or made a commitment to sell any securities offered in this prospectus. If Selling Shareholders choose to sell securities offered in this prospectus, they may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Shareholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus.

Upon the Company being notified in writing by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Shareholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the Selling Shareholder and/or the purchasers. Each Selling Shareholder has represented and warranted to the Company that it acquired the securities subject to this Registration Statement in the ordinary course of such Selling Shareholder’s business and, at the time of its purchase of such securities such Selling Shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Shareholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Securities and Exchange Commission. If a Selling Shareholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Shareholders will be responsible to comply with the applicable provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Shareholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the common stock. The Company is not required to pay any brokerage fee or other fees in connection with the sale of securities by the Selling Shareholders listed in this prospectus.

OUR MANAGEMENT

Directors, Executive Officers, Promoters and Control Persons

Directors

Our directors each serve for one-year terms, which expire at the next Annual Meeting of Shareholders. The following table sets forth for each director of the Company, such person’s name, age, and his position with the Company:

Name	Age	Position
Daniel Rooney	53	President, Chief Executive Officer and Chairman of the Board of Directors
Robert J. Baker, Jr.	67	Director
Walter J. Doyle	72	Director
Robert H. Peitz	46	Director
Edward W. Ungar	70	Director

Daniel Rooney has served as a Director of the Company since joining the Company in March 2002 as President and Chief Executive Officer. Mr. Rooney was elected as the Chairman of the Board of Directors of the Company on January 8, 2003. Prior to joining the Company, Mr. Rooney was General Manager for Johnson Matthey, Color and Coatings Division, Structural Ceramics Sector North America from 1994 to 2001. Prior to that, Mr. Rooney held various management positions at TAM Ceramics, Inc., a Cookson Group Company. Mr. Rooney has a Bachelor of Science degree in Ceramic Engineering from Rutgers College of Engineering and a MBA from Niagara University.

Robert J. Baker, Jr., Ph.D. has served as a Director of the Company since 1992. Dr. Baker is the president and founder of Venture Resources International and the co-founder of Business Owners Consulting Group, which assist companies in the development of growth strategies, including marketing positions and competitive strategies. Dr. Baker is currently a visiting member of the Capital University faculty serving the MBA program. Dr. Baker graduated from the University of Illinois with B.S., M.S., and Ph. D. degrees in ceramic engineering. In addition, he is a Sloan Fellow at MIT were he earned a Management Science degree.

Walter J. Doyle has served as a Director of the Company since 2004. Mr. Doyle is the President of Forest Capital, an angel capital firm. Previously, Mr. Doyle was President and CEO of Industrial Data Technologies Corp. for 21 years. Mr. Doyle earned an Electrical Engineering degree from City College of New York (CCNY) and an MBA from the Harvard Business School.

Robert H. Peitz has served as a Director of the Company since 2004. Prior to being appointed as a director of the Company, Mr. Peitz was a managing director and head of financial markets for PB Capital. Mr. Peitz’s 15 years of experience at PB Capital include 10 years as Treasurer. Mr. Peitz is a graduate of the University of Cincinnati with a Bachelor of Arts Economics and has an MBA from the American Graduate School of International Management. He also attended the European Business School and completed the Executive Development Program at the Kellogg School of Management at Northwestern University.

Edward W. Ungar has been a Director of the Company since 1990. Mr. Ungar is the President and founder of Taratec Corporation, a technology business consulting firm in Columbus, Ohio. Prior to forming Taratec Corporation in 1986, Mr. Ungar was an executive with Battelle Memorial Institute. Mr. Ungar earned Ph.D. and M.S. degrees in Mechanical Engineering from The Ohio State University and a B.M.E. in Mechanical Engineering from City College of New York.

Executive Officers

In addition to Mr. Rooney, the following persons are executive officers of the Company:

Gerald S. Blaskie, age 49, has served as the Company’s Chief Financial Officer since April 2001. On March 2, 2006, the Board of Directors of the Company appointed Mr. Blaskie to the position of Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Blaskie was the Controller at Cable Link, Inc. from February 2000 to March 2001. From 1997 to 2000, he was the Plant Manager at Central Ohio Plastics Corporation, where he also served as Controller from 1993 to 1997. Mr. Blaskie earned a B.S. degree in Accounting from Central Michigan University and passed the CPA exam in the State of Ohio.

Scott Campbell, Ph.D., age 49, has served as the Company’s Vice President of Technology since March 2005. Dr. Campbell served as the Company’s Vice President of Research and Engineering from July 2004 to March 2005. Dr. Campbell joined the Company in July 2002 as the Company’s Technical Director. Prior to joining the Company, he was Senior Research Manager at Oxynet, Inc. for five years. Dr. Campbell earned his Ph.D., Metallurgy, from the University of Illinois of Chicago. In addition, he earned M.S. and B.S. degrees in Ceramic Engineering from The Ohio State University. He is a member of the American Ceramic Society.

Michael K. Barna, age 49, has served as Vice President, Sales-Photonics, since March 2, 2006. Mr. Barna joined us as Director of Sales and Marketing in January 2004. Prior to joining us, Mr. Barna had more than 20 years of experience in thin film sales, including major account sales of Physical Vapor Deposition equipment, high purity targets and evaporation materials for these systems, hybrid microelectronic telecommunications, and commercial glass coating markets. Mr. Barna earned a B.S. degree in Mechanical Engineering from University of Kentucky.

Officers are elected annually by the Board of Directors and serve at its discretion.

Family Relationships

There are no family relationships among the directors and executive officers of the Company.

Audit Committee Financial Expert

Our Board of Directors has determined that Messrs. Doyle and Ungar qualify as “audit committee financial experts” as that term is defined in Item 401(e) of Regulation S-B. Messrs. Doyle and Ungar are both “independent,” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Ownership of Common Stock by Directors and Executive Officers

The following table sets forth, as of June 26, 2007, the beneficial ownership of the Company’s common stock by each of the Company’s directors, each executive officer named in the Summary Compensation Table, and by all directors and executive officers as a group.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Class(3)
Robert H. Peitz(4)	512,772	14.2%
Daniel Rooney(5)	135,300	3.8%
Walter J. Doyle(6)	108,419	3.1%
Robert J. Baker, Jr.(7)	73,232	2.1%
Scott Campbell(8)	66,000	1.9%
Edward W. Ungar(9)	54,369	1.5%
Michael K. Barna(10)	52,000	1.5%
All directors and executive officers as a group (8 persons)(11)	1,058,092	26.1%

(1)	The address of all directors and executive officers is c/o Superconductive Components, Inc., 2839 Charter Street, Columbus, Ohio 43228.

(2)

For purposes of the above table, a person is considered to “beneficially own” any shares with respect to which he exercises sole or shared voting or investment power or as to which he has the right to acquire the beneficial ownership within 60 days of June 26, 2007. Unless otherwise indicated, voting power and investment power are exercised solely by the person named above or shared with members of his or her household.

(3)

“Percentage of Class” is calculated by dividing the number of shares beneficially owned by the total number of outstanding shares of the Company on June 26, 2007, plus the number of shares such person has the right to acquire within 60 days of June 26, 2007.

(4)	Includes 154,712 common shares, which may be acquired by Mr. Peitz under stock options and stock purchase warrants exercisable within 60 days of June 26, 2007.

(5)	Includes 128,000 common shares, which may be acquired by Mr. Rooney under stock options exercisable within 60 days of June 26, 2007.

(6)	Includes 24,250 common shares, which may be acquired by Mr. Doyle under stock purchase warrants exercisable within 60 days of June 26, 2007.

(7)	Includes 51,000 common shares, which may be acquired by Dr. Baker under stock options exercisable within 60 days of June 26, 2007, and 16,063 shares which are held in Dr. Baker’s IRA.

(8)	Includes 66,000 common shares, which may be acquired by Mr. Campbell under stock options exercisable within 60 days of June 26, 2007.

(9)	Includes 51,000 common shares, which may be acquired by Mr. Ungar under stock options exercisable within 60 days of June 26, 2007.

(10)	Includes 52,000 common shares, which may be acquired by Mr. Barna under stock options exercisable within 60 days of June 26, 2007.

(11)	Includes 582,962 common shares, which may be acquired under stock options and stock purchase warrants exercisable within 60 days of June 26, 2007.

Securities Ownership of Certain Beneficial Owners

The following table sets forth information as of June 26, 2007, relating to the beneficial ownership of common stock by each person known by the Company to own beneficially more than 5% of the outstanding shares of common stock of the Company.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Class(3)
Robert H. Peitz(4)	512,772	14.2%
Daniel Funk(5)	403,629	11.4%
Laura Shunk(6)	403,078	11.3%
Thomas G. Berlin(7)	396,560	11.2%
Curtis A. Loveland(8)	334,956	9.5%
Windcom Investments SA(9)	332,810	9.5%
Lake Street Fund L.P.(10)	310,300	8.8%
Berlin Capital Growth L.P.(11)	278,860	7.9%
Mid South Investor Fund L.P.(12)	250,000	7.1%
Ingeborg Funk Children’s Trust(13)	199,192	5.7%

(1)

The address of Robert H. Peitz is c/o Superconductive Components, Inc., 2839 Charter Street, Columbus, Ohio 43228. The address of Daniel Funk is 2123 Auburn Avenue, Suite 322, Cincinnati, Ohio 45219. The address of Laura Shunk is c/o Superconductive Components, Inc., 2839 Charter Street, Columbus, Ohio 43228. The address of Thomas G. Berlin is c/o Berlin Financial Ltd., 1325 Carnegie Avenue, Cleveland, Ohio 44115. The address of Curtis A. Loveland is c/o Porter, Wright, Morris & Arthur LLP, 41 South High Street, Columbus, Ohio 43215. The address of Windcom Investments SA is Corso Elvezia 25, 6900 Lugan, CH. The address of Lake Street Fund L.P. is 600 South Lake Avenue, Suite 100, Pasadena, California 91106. The address of Berlin Capital Fund, L.P. is c/o Thomas G. Berlin, Berlin Financial Ltd., 1325 Carnegie Avenue, Cleveland, Ohio 44115. The address of Mid South Investor Fund L.P. is 1776 Peachtree St. NW, Suite 412 North, Atlanta, Georgia 30309. The address of the Ingeborg Funk Children’s Trust is c/o Tom Cummiskey, Park National Bank, 50 N. 3rd Street, Newark, Ohio 43058.

(2)

For purposes of this table, a person is considered to “beneficially own” any shares with respect to which he or she exercises sole or shared voting or investment power or as to which he or she has the right to acquire the beneficial ownership within 60 days of June 26, 2007. Unless otherwise indicated, voting power and investment power are exercised solely by the person named above or shared with members of his or her household.

(3)

“Percentage of Class” is calculated by dividing the number of shares beneficially owned by the total number of outstanding shares of the Company on June 26, 2007, plus the number of shares such person has the right to acquire within 60 days of June 26, 2007.

(4)	Includes 154,712 common shares, which may be acquired by Mr. Peitz under stock options and stock purchase warrants exercisable within 60 days of June 26, 2007.

(5)	Includes 84,202 common shares, which may be acquired by Dr. Funk under stock options and stock purchase warrants exercisable within 60 days of June 26, 2007.

(6)	Includes 111,111 common shares, which may be acquired by Ms. Shunk under stock options and stock purchase warrants exercisable within 60 days of June 26, 2007.

(7)

Mr. Berlin’s ownership includes 278,860 shares of common stock beneficially owned by Berlin Capital Growth L.P., of which 52,083 shares of common stock can be acquired under stock purchase warrants exercisable within 60 days of June 26, 2007. Mr. Berlin has shared voting and dispositive power over the shares of common stock in this limited partnership as the controlling principal of Berlin Capital Growth L.P. Mr. Berlin’s ownership also includes 20,833 shares of common stock, which can be acquired by Mr. Berlin under stock purchase warrants exercisable within 60 days of June 26, 2007.

(8)	Includes 51,000 shares of common stock, which can be acquired by Mr. Loveland under stock options exercisable within 60 days of June 26, 2007.

(9)

Based on the Schedule 13G/A filed on February 14, 2005, Dr. Karl Kohlbrenner, CEO of Windcom Investments SA, has voting and dispositive power over the shares of common stock on behalf of the Company. Windcom Investments SA’s ownership includes 20,286 shares of common stock, which can be acquired by Windcom Investments SA under stock purchase warrants exercisable within 60 days of June 26, 2007.

(10)	Includes 62,500 shares of common stock, which can be acquired by Lake Street Fund L.P. under stock purchase warrants exercisable within 60 days of June 26, 2007.

(11)	Includes 52,083 shares of common stock, which can be acquired by Berlin Capital Growth L.P. under stock purchase warrants exercisable within 60 days of June 26, 2007.

(12)	Includes 50,000 shares of common stock, which can be acquired by Mid South Investor Fund L.P. under stock purchase warrants exercisable within 60 days of June 26, 2007.

(13)	Includes 43,750 shares of common stock, which can be acquired by the Ingeborg Funk Children’s Trust under stock purchase warrants exercisable within 60 days of June 26, 2007.

DESCRIPTION OF SECURITIES

The Company’s authorized capital stock is 15,260,000 shares, consisting of 15,000,000 common shares, without par value, 125,000 shares of Voting Preferred Shares, without par value and 125,000 shares of Non-Voting Preferred Shares, without par value (collectively, the “Preferred Shares”), of which 100,000 shares are designated as Series B Preferred Shares and 10,000 shares of 10% Cumulative Convertible Preferred Shares, without par value (the “10% Preferred Shares”).

Common Shares

Holders of the common shares have no redemption or conversion rights, participate ratably in any distribution of assets to shareholders in liquidation and have no preemptive or other subscription rights. Holders of common shares are entitled to receive such dividends as may be declared by the board of directors. Holders of common shares are entitled to one vote for each share held on all matters on which shareholders are entitled to vote, and are not entitled to vote cumulatively for the election of directors. The outstanding common shares are fully paid and non-assessable. As of June 26, 2007, the Company had 3,467,100 common shares, without par value, outstanding. Of these shares, 603,068 shares are held by nonaffiliates and are freely tradable without restriction or further registration under the Securities Act of 1933 or eligible for resale under an exemption from registration. The holders of the remaining 2,864,032 shares are entitled to resell them only pursuant to a Registration Statement under the Securities Act of 1933 or an applicable exemption from registration thereunder.

Preferred Shares

The Articles of Incorporation of the Company authorize the Board of Directors to adopt amendments to the Articles of Incorporation to provide for the issuance of one or more series of Non-Voting Preferred Shares or Voting Preferred Shares, and to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof (the “Blank Check Preferred Stock”). The Company currently has authorized, issued and outstanding Series B Preferred Shares.

The issuance of Preferred Shares could be used, under certain circumstances, as a method of delaying or preventing a change in control of the Company and could permit the Board of Directors, without any action by holders of the Series B Preferred Shares, or the common shares, to issue Preferred Stock which could have a detrimental effect on the rights of holders of Series B Preferred Shares, or the common shares. In certain circumstances, this could have the effect of decreasing the market price for the common shares.

Series B Preferred Shares

The Series B Preferred Shares were authorized under the Blank-Check Preferred Stock provisions of the Company’s Articles of Incorporation. Each Series B Preferred Share has a stated value of $10. Except as otherwise provided by Ohio law, the holders of the Series B Preferred Shares have no voting rights. The Series B Preferred Shares are convertible into common shares at the rate of $5.00 per each common share, subject to adjustment for stock splits, stock dividends or any other stock divisions. The Company will pay cash in lieu of fractional shares.

Holders of the Series B Preferred Shares are entitled to receive dividends at the rate of 10% of the stated value per annum per share. Dividends will be payable on each anniversary of the issue date, defined as the date on which the Series B Preferred Shares are first issued by the Company. Dividends could be paid in either shares of Series B Preferred Shares or cash, at the Company’s option, for the initial three years that the Series B Preferred Shares were outstanding, and thereafter in cash to the extent funds are then legally available for the payment of such cash dividends. The right of the holders of the Series B Preferred Shares to receive such dividends is cumulative, and accrues from the date of issuance of the Series B Preferred Shares.

If, at any time, the aggregate amount of cash dividends to be paid by the Company on the Series B Preferred Shares is insufficient to permit the payment of the full amount of cash dividend, then accrued on all issued and outstanding Series B Preferred Shares, then such cash dividends, to the extent payable, will be distributed to the holders of all outstanding Series B Preferred Shares ratably in proportion to the respective amounts of cash dividends then accrued and unpaid on such Series B Preferred Shares. As long as any Series B Preferred Shares will remain outstanding, no cash dividends can be declared or paid on any junior stock or parity stock until all accrued and unpaid cash dividends on the Series B Preferred Shares have been paid to the holders thereof. In the event that any of the Series B Preferred Shares were converted to common shares, prior to a dividend payment date, no payment of or adjustment for dividends yet due will be made on the Series B Preferred Shares converted.

In the event of any liquidation, dissolution, or winding up of the Company, the holders of the Series B Preferred Shares then outstanding will be entitled to receive out of the assets of the Company, before any distribution or payment is made to the holders of any junior stock, including the common shares, an amount equal to the stated value per share plus any accrued and unpaid cumulative dividends thereon. If upon any liquidation, dissolution, or winding up, amounts distributable to the holders of all Series B Preferred Shares and any parity stock is insufficient to permit the payment of the full liquidation amounts on all issued and outstanding Series B Preferred Shares and parity stock, then the entire assets of the Company available for distribution to the holders of Series B Preferred Shares and parity stock will be distributed to holders of all Series B Preferred Shares and parity stock ratably in proportion to the full preferential amounts to which such holders are respectively entitled. A consolidation merger of the Company with or into any other company or companies, or a sale or transfer of all, or substantially all, of its property shall not be deemed to be a liquidation, dissolution, or winding up of the Company.

After the third anniversary of the issue date, the Company is entitled, at its option, to redeem the Series B Preferred Shares, in whole or in part, at redemption price equal to 103% of the stated value, plus the amount of any accrued and unpaid cash dividends thereon, to the date of such redemption. In case of the redemption of only a part of the Series B Preferred Shares, the Series B Preferred Shares to be redeemed will be selected by whatever means the Board of Directors, in its sole discretion, determines.

The Company is not obligated to pay to any holder of the Series B Preferred Shares the redemption price for any Series B Preferred Shares to be redeemed until such holder has surrendered to the Company certificates representing such Series B Preferred Shares.

The holders of the Series B Preferred Shares have the right and option to convert all or part of the Series B Preferred Shares then owned by them, at any time, into Common Shares.

If the Series B Preferred Shares, in whole or in part, are called for redemption, the right to convert such Series B Preferred Shares into common shares shall cease at the close of business on the day prior to the Redemption Date set forth in the notice of redemption.

As of June 26, 2007, 25,185 Series B Preferred Shares remained issued and outstanding and had not been converted to shares of common stock. As of March 31, 2007, the Series B Preferred Shares had accrued and unpaid dividends in the amount of $107,036.

INTEREST OF NAMED EXPERTS AND COUNSEL

The validity of the securities being registered by this Registration Statement are being passed on for the Company by Carlile Patchen & Murphy LLP. As of the date of this Registration Statement, Carlile Patchen & Murphy LLP owned no shares of the Company’s common stock. Michael A. Smith, a partner of Carlile Patchen & Murphy LLP, serves as secretary of the Company.

No “expert,” as that term is defined pursuant to the Regulation Section 220.509(a) of Regulation S-B, or “counsel,” as that term is defined pursuant to Regulation Section 220.509(b) of Regulation S-B, was hired on a contingent basis, or will receive a direct or indirect interest in the Company, or was a promoter, underwriter, director or employee of the Company at any time prior to the filing of this Registration Statement.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 1701.13(E) of the Ohio Revised Code gives a corporation incorporated under the laws of Ohio power to indemnify any person who is or has been a director, officer or employee of that corporation, or of another corporation at the request of that corporation, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, criminal or civil, to which he is or may be made a party because of being or having been such director, officer, employee or agent, provided that in connection therewith, such person is determined to have acted in good faith in what he reasonably believed to be in or not opposed to the best interest of the corporation of which he is a director, officer, employee or agent and without reasonable cause, in the case of a criminal matter, to believe that his conduct was unlawful. The determination as to the conditions precedent to the permitted indemnification of such person is made by the directors of the indemnifying corporation acting at a meeting at which, for the purpose, any director who is a party to or threatened with any such action, suit or proceeding may not be counted in determining the existence of a quorum and may not vote. If, because of the foregoing limitations, the directors are unable to act in this regard, such determination may be made by the majority vote of the corporation's voting shareholders (or without a meeting upon two-thirds written consent of such shareholders), by judicial proceeding or by written opinion of legal counsel not retained by the corporation or any person to be indemnified during the five years preceding the date of determination.

Section 1701.13(E) of the Ohio Revised Code further provides that the indemnification thereby permitted shall not be exclusive of, and shall be in addition to, any other rights that directors, officers, employees or agents have, including rights under insurance purchased by the corporation.

Article 5 of the Company's Restated Code of Regulations contains extensive provisions related to indemnification of officers, directors, employees and agents. The Company is required to indemnify its directors against expenses, including attorney fees, judgments, fines and amounts paid in settlement of civil, criminal, administrative, and investigative proceedings, if the director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company. When criminal proceedings are involved, indemnification is further conditioned upon the director having no reasonable cause to believe that his conduct was unlawful.

Entitlement of a director to indemnification shall be made by vote of the disinterested directors of the Company. If there are an insufficient number of such directors to constitute a quorum, the determination to indemnify directors shall be made by one of the following methods: (1) a written opinion of independent legal counsel, (2) vote by the shareholders, or (3) by the court in which the action, suit or proceeding was brought.

The Company may pay the expenses, including attorney fees of any director, as incurred, in advance of a final disposition of such action, suit or proceeding, upon receipt by the Company of an undertaking by the affected director(s) in which he (they) agree(s) to cooperate with the Company concerning the action, suit or proceeding, and agree(s) to repay the Company in the event that a court determines that the director’s action, or failure to act, involved an act, or omission, undertaken with reckless disregard for the best interests of the Company.

The indemnification provisions of the Articles of Incorporation relating to officers, employees and agents of the Company are similar to those relating to directors, but are not mandatory in nature. On a case-by-case basis, the Company may elect to indemnify them, and may elect to pay their expenses, including attorney fees, in advance of a final disposition of the action, suit, or proceeding, upon the same conditions and subject to legal standards as relate to directors. These indemnification provisions are also applicable to actions brought against directors, officers, employees and agents in the right of the Company. However, no indemnification shall be made to any person adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless, and only to the extent that a court determines, that despite the adjudication of liability, but in view of all of the circumstances of the case, such person is reasonably entitled to indemnity for such expenses as the court shall deem proper. The Company currently carries directors and officers insurance in the amount of one million dollars.

The above discussion of the Company's Restated Code of Regulations and of Section 1701.13(E) of the Ohio Revised Code is not intended to be exhaustive and is respectively qualified in its entirety by such documents and statutes.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

Introduction

Superconductive Components, Inc. (“SCI” or “the Company”), dba SCI Engineered Materials, an Ohio corporation, was incorporated in 1987, to develop, manufacture and market products based on or incorporating high temperature superconductive (“HTS”) materials. We manufacture ceramic and metal targets for a variety of industrial applications including: Photonics/Optical, Semiconductor, Thin Film Batteries and, to a lesser extent HTS. Photonics/Optical currently represents our largest market for our targets. Thin Film Battery is a developing market where manufacturers of batteries use our targets to produce very small power supplies, with small quantities of stored energy. The production and sale of HTS materials was the initial focus of our operations.

History of the Company

The late Dr. Edward Funk, Sc.D., and his late wife Ingeborg founded Superconductive Components, Inc., in 1987. Dr. Funk, formerly a Professor of Metallurgy at The Ohio State University and a successful entrepreneur, envisioned significant market potential for the newly discovered High Temperature Superconductivity (HTS) material YBCO (Tc of 90o K). Our first product was a 99.999% pure, co-precipitated YBCO 1-2-3 powder. Over the years we expanded our product line by adding other High Tc Powders, sintered shapes, single crystal substrates, and non-superconducting sputtering targets.

SCI opened a subdivision, Target Materials Inc. (TMI), in 1991 to supply the increasing worldwide demand for sputtering and laser ablation targets. TMI became a full service manufacturer of high performance thin film materials, providing a wide selection of metals, ceramics, and alloys for sputtering targets, evaporation sources, and other PVD applications. TMI served the R&D as well as the Industrial and Decorative Coating markets. During this time, TMI began to manufacture targets for the Photovoltaic, Flat Panel Display, and Semiconductor industries.

In July of 2002 the two divisions, Superconductive Components Inc. and Target Materials Inc., were merged. The resulting company operates under the name SCI Engineered Materials. We began to manufacture complex ceramic, metal, and alloy products for the thin film battery, photovoltaic, media storage, flat panel display, semiconductor, electronic, and photonic industries.

In May of 2005, we received ISO 9001:2000 registration, an internationally recognized milestone in our pursuit of quality. This registration enabled us to increase our customer base in the Photonics/Optical market which has benefited sales since the second quarter of 2005.

Throughout our history, we have conducted funded research primarily under grants from entities such as the Department of Energy, the National Science Foundation, NASA, and the Ohio Department of Development. These activities are generally limited to funded research that is consistent with our focus on commercial applications in our principal markets.

Over the past two decades, we have developed considerable expertise in the development and ramp-up of manufacturing of novel materials, such as Bismuth Strontium Calcium Copper Oxide (a superconductor), and battery and solar physical vapor deposition targets. Today, we serve a diverse base of domestic and multi-national corporations, universities, and leading research institutions. We actively seek to partner with organizations to provide solutions for difficult material challenges.

Business

We view our business as supplying ceramic and metal materials to a variety of industrial applications including: Photonics/Optical, Semiconductor, Thin Film Batteries and HTS.

The production and sale of HTS materials was the initial focus of our operations and these materials continue to be part of our development efforts. We continue to work with private companies and government agencies to develop new and improved products for future applications; however, our principal business focus is on products positioned for commercialization.

Photonics/Optical currently represents our largest market for our materials. Our customers are continually identifying new materials that improve the utility of optical coating. This includes improvements in their ability to focus or filter light, and coatings that improve wear and chemical attack resistance, all of which increase the potential demand for the types and amounts of materials we sell in this market. Photonic applications continue to expand as new methods are found to manipulate light waves to enhance the various properties of light the device manufacturers are seeking. Currently, these include optic devices, photonic integrated circuits, reflective coatings and solar products.

Thin Film Battery materials is a developing market where manufacturers of batteries use our targets, especially lithium orthophosphate and lithium cobalt oxide as key elements to produce power supplies with small quantities of stored energy. A typical Thin Film Battery would be produced via Physical Vapor Deposition (PVD) with five or more thin layers. These batteries are often one centimeter square but only 15 microns thick. Potential applications for these batteries include, but are not limited to, active RFID tags, battery on chip, portable electronics, and medical implant devices.

We achieved ISO 9001:2000 certification during 2005. This immediately resulted in the return of a major customer and the addition of another major customer which helped to increase our sales in the second half of 2005 and through out 2006.

We had total annual revenues of $8,045,792, $3,457,182, and $2,172,864 in the years ended December 31, 2006, 2005, and 2004, respectively.

Principal suppliers in 2006 were Polema S.A., Engelhard Corporation and Johnson Matthey. In every case, we believe that suitable alternate vendors can be used to ensure availability of required materials. As volume grows, we may enter into alliances or purchasing contracts with these or other vendors.

Our largest customer represented over 60% of total revenues in 2006. We had $42,092 and $289,439 in contract research revenue, representing 0.5% and 8.4%, for the years ending December 31, 2006 and 2005, respectively.

Marketing and Sales

We use various distribution channels to reach end user markets, including direct sales by our sales persons, independent manufacturers’ representatives in the United States, and independent distributors for international markets. The Internet provides tremendous reach for new customers to be able to identify us as a source of their product needs. We have an operating website www.sciengineeredmaterials.com, which we upgraded in 2006 to include expanded online product inquiry capabilities and additional product information. In 2006, we added a marketing manager to further drive our sales efforts, especially in the Semiconductor market.

Ceramics

We are capable of producing ceramic powders via several different processing techniques including solid state, precipitation and combustion synthesis. Ceramic targets can also be produced in a variety of ways depending on the end user applications. Production techniques include sintering, cold isostatic pressing and hot pressing.

Most of our products are manufactured from component chemicals and metals supplied by various vendors. If we suddenly lost the services of a supplier, there could be a disruption in our manufacturing process until the supplier was replaced. We have identified several firms as potential back-up suppliers who would be capable of supplying these materials to us as necessary. To date, we have not experienced an interruption of raw material supplies.

Metals

In addition to the ceramic targets previously mentioned, we produce metal sputtering targets and backing plates. The targets are bonded to the backing plates for application in the PVD industry. These targets can be produced by casting, hot pressing and machining of metals and metal alloys depending on the application.

Applications for metal targets are highly varied from applying decorative coatings for end uses such as sink faucets to the production of various electronic and photonic products.

We purchase various metals of reasonably high purity (often above 99.9%) for our applications. We are not dependent on a single source for these metals and do not believe losing a vendor would materially affect our business.

We have continually added production processes and testing equipment for the many product compositions that can be used as PVD materials.

Competition

We have a number of domestic and international competitors in both the ceramic and metal fields, many of whom have resources far in excess of our resources. Williams Advanced Materials provides both powders and thin film deposition products. Kurt Lesker is another supplier of ceramic targets and Dowa Chemicals of Japan supplies HTS materials. Tosoh, Williams Advanced Materials, Kurt Lesker and Plasmaterials are competing suppliers in regard to metal targets.

Research and Development

We are developing sputtering targets for semiconductor applications which could be used to produce high K dielectric films via PVD processing. We focus our research and development efforts in areas that build on our expertise in multi-component ceramic oxides.

Contract research revenues were $42,092 during 2006, compared to $289,439 for 2005. The decrease was due to the completion of work performed on a Phase II Small Business Innovation Research grant for $523,612 from the United States Department of Energy that was awarded in 2003. This award was to develop an advanced method to manufacture continuous reacted lengths of High Tc Superconductor: Bismuth Strontium Calcium Copper Oxide – 2212 Wire. The work on this contract was completed in 2005. Revenues of $0 and $231,738 from this grant were included in 2006 and 2005, respectively.

We received notification in 2005 from the United States Department of Energy of a Notice of Financial Assistance Award in the amount of $99,793. This award provided support for Phase I of an SBIR entitled “Feasibility of Cost Effective, Long Length, BSCCO 2212 Round Wires, for Very High Field Magnets Beyond 12 Tesla at 4.2 Kelvin.” The work on the contract has been completed. Revenues of $42,092 and $57,701 were recognized in 2006 and 2005, respectively.

We intend to continue to seek funded research opportunities that maintain and expand technical understanding within our company.

We have certain proprietary knowledge and trade secrets related to the manufacture of ceramic oxide PVD materials and patents covering some HTS products.

New Product Initiatives

During 2006, we began work to develop transparent conductive oxide materials for the fast growing Photovoltaic (PV or Solar Cell) market. Three materials were identified for development. One of these three materials was being tested in a prototype application in 2006.

We have undertaken research and development opportunities with respect to new and innovative materials and processes to be used in connection with the production of Thin Film Batteries. Presently, there are approximately five manufacturers of Thin Film Batteries in the country, each in various stages of development from prototype to small scale production. In addition there are several firms and research institutes conducting tests on Thin Film Batteries. We believe this market may potentially become very large with significant growth expected during the next two years. There are numerous applications for Thin Film Batteries, including, but not limited to, active RFID tags, battery on chip, portable electronics, and medical implant devices. Given the many potential uses for Thin Film Batteries, we anticipate that the market for materials it produces will grow in direct correlation to the Thin Film Battery market itself.

We currently face competition from other producers of materials used in connection with the manufacture of Thin Film Batteries. We believe that we have certain competitive advantages in terms of quality, but acknowledge that we are currently at a disadvantage in terms of capital resources. We intend to actively market our materials to Thin Film Battery producers in the upcoming year in order maintain our strong presence in this market. Currently, SCI is the leading supplier of targets to this market.

At present, we have several customers for the materials we produce for Thin Film Batteries. Since we have begun producing materials for the Thin Film Battery market, we have experienced no problems securing the supplies needed to produce the materials. We do not anticipate supply problems in the near future. However, changes in production methods and advancing technologies could render our current products obsolete and the new production protocols may require supplies that are less available in the marketplace, which may cause a slowing or complete halt to production as well as expanding costs which we may or may not be able to pass on to our customers.

In October of 2003, we were awarded a $1.2 million grant from the State of Ohio’s Third Frontier Action Fund. We have teamed with Lithchem Inc. to produce raw materials for the Lithium Thin Film Battery sputtering target manufacturing process. The funds were used to procure capital equipment required to commercialize the manufacturing process for target manufacturing. In addition, three manufacturers of Lithium Thin Film Batteries have agreed to participate in the program and will provide testing and manufacturing qualification evaluations of targets produced using the commercial scale processes developed during the grant period. The term of the grant was two years. An extension has been approved and the program is expected to be completed by September 30, 2007. We have received and are using equipment funded by this grant.

Intellectual Property

We have received a patent for Fine-Particle Bi-Sr-Ca-Cu-O Having High Phase Purity made by a Chemical Precipitation and Low-Pressure Calcination method from the United States Patent and Trademark Office. We also have received a patent for a new process to join two individual strongly linked super-conductors utilizing a melt processing technique.

In the future, we may submit additional patent applications covering various applications, which have been developed by us. Because U.S. patent applications are maintained in secret until patents are issued, and because publications of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months, we may not be the first creator of inventions covered by issued patents or pending patent applications or the first to file patent applications for such inventions. Additionally, other parties may independently develop similar technologies, duplicate our technologies or, if patents are issued to us or rights licensed by us, design around the patented aspects of any technologies we developed or licensed.

We rely on a combination of patent and trademark law, license agreements, internal procedures and nondisclosure agreements to protect our intellectual property. Unfortunately, these may be invalidated, circumvented or challenged. In addition, the laws of some foreign countries in which our products may be produced or sold do not protect our intellectual property rights to the same extent as the laws of the United States.

Employees

We had 21 full-time employees as of March 31, 2007. Of these employees one held a PhD in Material Science. We have never experienced work stoppage and consider our relations with employees to be good. The employees do not have a bargaining unit.

Environmental Matters

We handle all materials according to Federal, State and Local environmental regulations and include Material Safety Data Sheets (MSDS) with all shipments to customers. We maintain a collection of MSDS sheets for all raw materials used in the manufacture of products and maintenance of equipment and insure that all personnel follow the handling instructions contained in the MSDS for each material. We contract with a reputable fully permitted hazardous waste disposal company to dispose of the small amount of hazardous waste materials generated.

Collections and Write-offs

We collected receivables in an average of 24 days in 2006. We have occasionally been forced to write-off negligible amount of accounts receivable as uncollectible. We consider credit management critical to our success.

Seasonal Trends

We have not experienced and do not expect to experience seasonal trends in future business operations.

Additional Information

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549 and at the Securities and Exchange Commission’s regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. You can obtain copies of these materials from the Public Reference Section of the Securities and Exchange Commission upon payment of fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission’s Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

We have filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission under the Securities Act with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a Registration Statement, does not contain all of the information set forth in the Registration Statement, some portions of which have been omitted in accordance with the Securities and Exchange Commission’s rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document which is filed as an exhibit to the Registration Statement. The Registration Statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission, and copies of such materials can be obtained from the Public Reference Section of the Securities and Exchange Commission at prescribed rates. You may also obtain additional information regarding the Company on our website, located at http://www.superconductivecomp.com.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read together with our Financial Statements and the Notes related to those statements, as well as the other financial information included in the Form SB-2 Registration Statement, of which this prospectus is a part. For information regarding risk factors that could have a material adverse effect on our business, refer to the Risk Factors section of this prospectus beginning on page 3.

The following section contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as will likely result, are expected to, will continue, is anticipated, estimated, projection, outlook) are not statements of historical fact and may be forward looking. Forward-looking statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, including but not limited to economic, competitive, regulatory, growth strategies, available financing and other factors discussed elsewhere in this report and in other documents filed by the Company with the Securities and Exchange Commission. Many of these factors are beyond the Company's control. Actual results could differ materially from the forward-looking statements made. In light of these risks and uncertainties, there can be no assurance that the results anticipated in the forward-looking information contained in this report will, in fact, occur.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statements are made or reflect the occurrence of unanticipated events, unless necessary to prevent such statements from becoming misleading. New factors emerge from time to time and it is not possible for management to predict all factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Overview

We were incorporated in 1987, to develop, manufacture and market products based on or incorporating high temperature superconductive (“HTS”) materials. We manufacture ceramic and metal targets for a variety of industrial applications including: Photonics/Optical, Semiconductor, Thin Film Batteries and, to a lesser extent HTS. Photonics/Optical currently represents our largest market for its targets. Semiconductor is the newest market we have entered. We added a full time Marketing Manager in late 2006 to pursue opportunities in this market. Thin Film Battery is a developing market where manufacturers of batteries use our targets to produce very small power supplies, with small quantities of stored energy. The production and sale of HTS materials was the initial focus of our operations and these materials continue to be a part of our development efforts.

Executive Summary

For the three months ended March 31, 2007, we had revenues of $2,454,009. This was an increase of $1,253,386, or 104.4%, over the three months ended March 31, 2006. For the year ended December 31, 2006, we had record revenues of $8,045,792, which was a 133% increase over 2005. Revenues for the second half were substantially higher compared to the first half of the year.

For the three months ended March 31, 2007, we had net income applicable to common shares of $61,316 compared to a net loss of $53,273 for the same period in 2006. For the year ended December 31, 2006, we recorded net income of $277,083 compared to a net loss of $(358,405) for 2005. We adopted SFAS 123R effective January 1, 2006. SFAS 123R requires compensation costs related to share based payment transactions to be recognized in the financial statements.

Orders received in the first quarter of 2007 were $4,375,000 which was $3,101,000, or 243.4% more than the first quarter of 2006. Orders received in 2006 were $8,841,827, which was $5,382,744 or 155.6% more than 2005.

Results of Operations

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make judgments, assumptions and estimates that affect the amounts reported in the Financial Statements and accompanying notes. Note 2 to the Financial Statements in the Annual Report on Form 10-KSB for the year ended December 31, 2006 describes the significant accounting policies and methods used in the preparation of the Financial Statements. Estimates are used for, but not limited to, the accounting for the allowance for doubtful accounts, inventory allowances, property and equipment depreciable lives, patents and licenses useful lives and assessing changes in which impairment of certain long-lived assets may occur. Actual results could differ from these estimates. The following critical accounting policies are impacted significantly by judgments, assumptions and estimates used in the preparation of the Financial Statements. The allowance for doubtful accounts is based on our assessment of the collectibility of specific customer accounts and the aging of the accounts receivable. If there is a deterioration of a major customer’s credit worthiness or actual defaults are higher than our historical experience, our estimates of the recoverability of amounts due us could be adversely affected. Inventory purchases and commitments are based upon future demand forecasts. If there is a sudden and significant decrease in demand for our products or there is a higher risk of inventory obsolescence because of rapidly changing technology and customer requirements, we may be required to increase our inventory allowances and our gross margin could be adversely affected. Depreciable and useful lives estimated for property and equipment, licenses and patents are based on initial expectations of the period of time these assets and intangibles will provide benefit to us. Changes in circumstances related to a change in our business, change in technology or other factors could result in these assets becoming impaired, which could adversely affect the value of these assets.

Results of Operations

Three months ended March 31, 2007 (unaudited) compared to three months ended March 31, 2006 (unaudited):

Revenues

Revenues for the three months ended March 31, 2007 were $2,454,009 compared to $1,200,623, for the same period last year, an increase of $1,253,386 or 104.4%. The revenue growth can be attributed to the Photonics and Thin Film Battery applications.

Product revenues increased to $2,454,009 in 2007 from $1,158,531 in 2006, or an increase of 111.8%. The increase is due to growth in Photonics/Optical and Thin Film Battery products combined with the ongoing purchase of commodities whose prices have historically experienced periods of significant fluctuation. These changes are regularly reflected in selling prices and we are not exposed to risks associated with price fluctuations of those commodities.

There were no government contracts during the quarterly period ended March 31, 2007.

Gross Margin

Total gross margin for the three months ended March 31, 2007 was $458,580 or 18.7% of total revenue compared to $272,973 or 22.7% for the three months ended March 31, 2006. Gross margin on product revenue was 18.7% in 2007 versus 21.4% in 2006. The decrease was due to product mix of higher value product with lower gross margins.

Selling Expense

Selling expense for the three months ended March 31, 2007 increased to $97,402 from $68,103 for the same period in 2006, an increase of 43.0%. The increase was due to the addition of marketing staff and increased travel.

General and Administrative Expense

General and administrative expense for the three months ended March 31, 2007 increased to $236,596 from $212,730 for the three months ended March 31, 2006, or 11.2%. The increase was due to stock based compensation expense of $18,752, including non-cash compensation expense of $13,751. Stock based compensation expense was $0 for the first three months of 2006.

Research and Development Expense

Research and development costs for the first three months of 2007 were $63,164 compared to $47,176 for the same period in 2006, an increase of 33.9%. The increase was due to continued Ruthenium, Thin Film Battery, Transparent Conductive Oxide and High K Dielectric material and process developments.

Interest Income and Expense

Interest income was $12,556 and $10,795 for the three months ended March 31, 2007 and 2006, respectively.

Interest expense was $5,904 and $2,024 for the three months ended March 31, 2007 and 2006, respectively. The increase was due to additional capital lease obligations incurred for increased production capacity.

Income (Loss) Applicable To Common Shares

Income (loss) applicable to common shares was $61,316 and $(53,273) for the three months ended March 31, 2007 and 2006, respectively. Basic net income (loss) per common share based on the income (loss) applicable to common shares for 2007 and 2006 was $0.02 and $(0.02), respectively. The income (loss) applicable to common shares includes the net income (loss) from operations and the accretion of Series B preferred stock dividends. Basic net income (loss) per common share before dividends on preferred stock was $0.02 and $(0.01) for the three months ended March 31, 2007 and 2006, respectively.

Dividends on the Series B preferred stock accrue at 10% annually on the outstanding shares. Accrued dividends on the Series B preferred stock was $6,296 for the three months ended March 31, 2007 and 2006, respectively.

Basic earnings for the three months ended March 31, 2007 were $0.02 per common share based on 3,439,868 average shares outstanding compared to a loss of $(0.02) per common share based on 3,425,915 weighted average shares outstanding for the three months ended March 31, 2006.

Diluted earnings per common share for the three months ended March 31, 2007 were $0.01 based on 4,206,751 average shares outstanding compared to a loss of $(0.02) per share based on 3,425,915 weighted average shares outstanding for 2006. All outstanding common stock equivalents were anti-dilutive for the three months ended March 31, 2006 due to the net loss.

The following schedule represents our outstanding common shares during the period of 2007 through 2016 assuming all outstanding stock options and stock warrants are exercised during the year of expiration. If each shareholder exercises his or her options or warrants, it could increase our common shares by 1,242,737 to 4,682,928 by December 31, 2016. Exercise prices for options and warrants range from $1.00 to $4.00 at March 31, 2007. Assuming all such options and warrants are exercised in the year of expiration, the effect on shares outstanding is illustrated as follows:

	Options and Warrants due to expire	Potential Shares Outstanding
2007	—	3,440,191
2008	94,930	3,535,121
2009	160,418	3,695,539
2010	444,389	4,139,928
2011	75,000	4,214,928
2012	170,000	4,384,928
2013	30,500	4,415,428
2014	90,000	4,505,428
2015	140,000	4,645,428
2016	37,500	4,682,928

Liquidity And Working Capital

At March 31, 2007, working capital was $1,360,841 compared to $1,323,515 at March 31, 2006. We provided cash from operations of approximately $299,000 and $26,000, for the three months ended March 31, 2007 and 2006, respectively. Significant non-cash items including depreciation, accretion and amortization, stock based compensation expenses, and inventory reserve on excess and obsolete inventory were approximately $110,000 and $51,000, respectively, for the three months ended March 31, 2007 and 2006. Accounts receivable, inventory, prepaid expenses and other assets decreased approximately $34,000 for the three months ended March 31, 2007. Accounts receivable, inventory, prepaid expenses and other assets increased approximately $82,000 for the three months ended March 31, 2006. Accounts payable, accrued expenses and deferred revenue increased approximately $87,000 for the three months ended March 31, 2007 versus approximately $104,000 for the first three months of 2006.

Cash of approximately $7,000 and $66,000 was used for investing activities for the three months ended March 31, 2007, and 2006, respectively. The amounts invested were used to purchase machinery and equipment for increased production capacity and new product lines.

Cash of approximately $21,000 was used for financing activities during the three months ended March 31, 2007 for payments to third parties for capital lease obligations. We incurred new capital lease obligations of approximately $85,000 for new production equipment.

Cash of approximately $51,000 was used for financing activities during the three months ended March 31, 2006. Cash payments to third parties for capital lease obligations approximated $14,000. Cash payments for services provided for the registration of common stock were approximately $37,000. The Company incurred a new lease of $8,380 for a forklift.

While certain of our major shareholders have advanced funds in the form of secured debt, subordinated debt, accounts payable and guaranteeing bank debt in the past, there is no commitment by these individuals to continue funding us or guaranteeing bank debt in the future. We will continue to seek new financing or equity financing arrangements. However, we cannot be certain that it will be successful in efforts to raise additional funds.

Risk Factors

We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The following factors, as well as the factors listed under the caption “Risk Factors” in our Form 10-KSB filed with the Securities and Exchange Commission on March 7, 2007, have affected or could affect our actual results and could cause such results to differ materially from those expressed in any forward-looking statements made by us. Investors should consider carefully these risks and speculative factors inherent in and affecting our business and an investment in our common stock.

Historically we have experienced significant operating losses and may continue to do so in the future.

We reported net income applicable to common shares of $61,316 for the three months ended March 31, 2007. Our accumulated deficit since inception in 1987 was $7,791,475 (unaudited) at March 31, 2007.

We have financed the losses primarily from additional investments and loans by our major shareholders and a private offering of common stock and warrants to purchase common stock. We cannot assure you, however, that we will be able to raise additional capital in the future to fund our operations.

Off Balance Sheet Arrangements

We have no off balance sheet arrangements including special purpose entities.

Year 2006 As Compared to Year 2005

Revenues

Revenues increased by 132.7% in 2006 to $8,045,792 from $3,457,182 the prior year.

Product sales increased 152.7% to $8,003,700 in 2006 from $3,167,743 in 2005. The increase in revenues was due to the return of a major customer and the addition of another major customer following the receipt of ISO 9001:2000 certification, in the second quarter of 2005, as well as the addition of other new customers since the third quarter of 2005. In addition, a portion of the revenue increase was attributable to an increase in a commodity raw material. Revenues include the ongoing purchase of commodities whose prices have historically experienced periods of significant fluctuation. These changes are regularly reflected in selling prices and we are not exposed to risks associated with price fluctuations of those commodities.

Government development contract revenue was $42,092, or 0.5% of total revenues in 2006 and $289,439 or 8.4% of total revenues in 2005. The decrease was due to the completion of work performed on a Phase II Small Business Innovation Research (SBIR) grant for $523,612 from the United States Department of Energy that began in 2003. This award was to develop an advanced method to manufacture continuous reacted lengths of High Tc Superconductor: Bismuth Strontium Calcium Copper Oxide – 2212 Wire. The work on the contract was completed in 2005. Revenues of $0 and $231,738 from this grant were included in 2006 and 2005, respectively.

During 2005, the Company received notification from the Department of Energy of a Notice of Financial Assistance Award that provides support for Phase I of an SBIR entitled “Feasibility of Cost Effective, Long Length, BSCCO 2212 Round Wires, for Very High Field Magnets Beyond 12 Tesla at 4.2 Kelvin.” The work on this contract was completed in 2006. Revenues of $42,092 and $57,701 were recognized during 2006 and 2005, respectively.

Gross Margin

Total gross margin in 2006 was $1,788,244 or 22.2% of total revenue as compared to $919,861 or 26.6% in 2005. The primary reason for the decrease expressed as a percentage of revenues was due to sales mix of higher value product with lower gross margin.

Gross margin percent for product revenue was 22.0% in 2006 versus 23.0% in 2005. Gross margin percent for contract research revenue was 58.6% for 2006 compared to 66.0% in 2005. The decrease was due to the completion of the Phase II SBIR grant.

Gross margin on our products vary widely and are impacted from period to period by sales mix and utilization of production capacity. We expect improved volume in 2007 as the efforts of the Sales Manager and Marketing Manager lead to new sales opportunities with new customers. This added volume is expected to improve manufacturing overhead absorption yielding improved gross margins.

Inventory reserves are established for obsolete inventory, excess inventory quantities based on our estimate of net realizable value and for lower-of-cost or market. Reductions in this reserve were $13,399 and $26,269 for the years ended December 31, 2006, and 2005, respectively. We deem the inventory reserve, after its assessment of obsolete inventory, at December 31, 2006, of $75,862 to be adequate for excess inventory and a lower of cost-or-market analysis. The decrease in the reserve for 2006 is a result of a portion of obsolete inventory sold at reduced prices.

Selling Expense

Selling expense increased 49.3% to $354,609 from $237,569 in 2005. This increase was primarily due to the addition of a marketing manager and the implementation of an incentive compensation program.

General and Administrative Expense

General and administrative expense in 2006 was $928,506 compared to $765,748 in 2005, an increase of 21.3%. This was due to increased wages, higher public relations and legal expenses and the implementation of an incentive compensation program.

Research and Development Expense

Research and development expense for 2006 was $212,507 compared to $183,403 in 2005, an increase of 15.9%. The increase is due to higher wages and continued Ruthenium and High K dielectric material and process developments.

Interest Income and Expense

Interest income was $43,427 and $9,843 for 2006 and 2005, respectively. This was due funds received from the private equity placement in the fourth quarter of 2005 and cash from operations in 2006.

Interest expense was $15,508 or 0.2% of revenues in 2006, compared to $75,624, or 2.2% or revenues in 2005. Interest expense for 2005 included $70,684 for related party interest expense. The decline was due to the elimination of interest expense to related parties on a note that was repaid, and another note that converted to equity in 2005.

Income (Loss) Applicable To Common Shares

Income (Loss) applicable to common shares was $277,083 and $(358,405) for 2006 and 2005, respectively. Net income (loss) per common share based on the income (loss) applicable to common shares for 2006 and 2005 was $0.08 and $(0.13), respectively. The income (loss) applicable to common shares includes the net income (loss) from operations and the accretion of Series B preferred stock dividends. The net income (loss) per common share before dividends on preferred stock was $0.09 and $(0.13) for 2006 and 2005, respectively.

Dividends on the Series B preferred stock accrue at 10% annually on the outstanding shares. Accrued dividends on the Series B preferred stock was $25,185 for both 2006 and 2005.

Basic earnings for 2006 were $0.08 per common share based on 3,427,236 average shares outstanding compared to a loss of $(0.13) per common share based on 2,665,078 weighted average shares outstanding for 2005.

Diluted earnings per common share for 2006 were $0.07 based on 3,982,905 average shares outstanding compared to a loss of $(0.13) per share based on 2,665,078 weighted average shares outstanding for 2005. All outstanding common stock equivalents were anti-dilutive in 2005 due to the net loss.

Liquidity and Working Capital

At December 31, 2006, working capital was $1,225,605 compared to $1,443,380 at December 31, 2005, a decrease of $217,775. The decrease compared to the prior year was due to $271,000 of deposits we made for equipment in the fourth quarter of 2006. Cash used in operating activities was approximately $76,000 for the twelve months ended December 31, 2006 compared to approximately $365,000 for the twelve months ended December 31, 2005. Significant non-cash items including depreciation, accretion and amortization, stock based compensation expense, warrants issued for consulting and debt, acceleration of stock options, inventory reserve on excess and obsolete inventory, and allowance for doubtful accounts were approximately $216,000 and $232,000, for the twelve months ended December 31, 2006 and 2005, respectively. Accounts receivable, inventory, prepaid expenses and other assets increased approximately $616,000 for the twelve months ended December 31, 2006 compared to approximately $156,000 for the same period in 2005. Accounts payable, accrued expenses and deferred revenue increased approximately $21,000 during 2006 versus a decrease of approximately $106,000 during 2005.

Cash of approximately $334,000 and $75,000 was used for investing activities for the twelve months ended December 31, 2006 and 2005, respectively. The amounts invested were used to purchase machinery and equipment for increased production capacity, new product lines and leasehold improvements for the new facility. Proceeds on sale of equipment totaled $100 and $2,250 during 2006 and 2005, respectively.

Cash of approximately $103,000 was used for financing activities during the twelve months ended December 31, 2006. Of this amount, principal payments to third parties for capital lease obligations approximated $63,000, cash payments for services provided for the registration of common stock were approximately $52,000, and proceeds from the exercise of stock options were $12,000. The Company incurred new capital lease obligations of approximately $168,000 for a forklift and production equipment.

Cash of approximately $1,412,000 was provided for financing activities for the twelve months ended December 31, 2005. Of this amount, principal payments to third parties for capital lease obligations approximated $37,000, proceeds from notes payable totaled $300,000 and proceeds from the sale of common stock were approximately $1,349,000. In addition, principal payments on notes payable to shareholder totaled $200,000.

During the third quarter of 2006, we met with the Development Financing Advisory Council (DFAC) of the Ohio Department of Development and applied for a loan from the Innovation Ohio Loan Fund. The DFAC has approved our request for a $631,687 loan at an interest rate of 7.5% plus certain fees over 7 years. These funds will be used to purchase production equipment in 2007.

While certain major shareholders of SCI have advanced funds in the form of subordinated debt, accounts payable and guaranteeing bank debt in the past, there is no commitment by these individuals to continue funding the Company or guaranteeing bank debt in the future. We will continue to seek new financing or equity financing arrangements. However, we cannot be certain that it will be successful in efforts to raise additional new funds.

In November 2004, a director agreed to loan SCI up to $200,000 for working capital, to be drawn in increments of $50,000. The interest rate was Huntington National Bank’s prime rate plus 2%, accruing and compounding monthly. The loan was secured by a first lien on substantially all of our assets. For each $50,000 increment drawn on the loan, the director received 5,000 warrants to purchase our common stock at a purchase price of $2.50 per share exercisable until November 1, 2009. The loan was drawn based on the following schedule: November 3, 2004, $100,000, January 7, 2005, $50,000; and April 1, 2005, $50,000. The entire loan balance (principal and accrued interest) was repaid in October 2005.

In April 2005, the same director who agreed to provide a secured loan for $200,000 to SCI in November 2004, agreed to provide an additional $200,000 secured loan to the Company for working capital. The interest rate was 10%, accruing and compounding monthly. On April 14, 2005, $100,000 was drawn on this loan. $100,000 was also drawn on the loan on May 20, 2005. By the terms of the loan, because we completed an equity financing of at least $500,000 during 2005, the principal and accrued interest on this loan totaling $209,110 automatically converted on the same basis as the new financing to 104,555 shares of common stock ($2.00 per share) and warrants to purchase an aggregate of 26,139 shares of our common stock at a purchase price of $3.00 per share exercisable until October 2010.

In the fourth quarter of 2005, we completed a private placement to accredited investors. The investors purchased 986,555 shares of common stock at a price of $2.00 per share and warrants to purchase an additional 246,639 shares of common stock at $3.00 per share until October 14, 2010. We received $1,386,000 in cash from certain investors for 693,000 shares of common stock and warrants to purchase 173,250 shares of Common Stock. Four other investors cancelled indebtedness owed by SCI in the aggregate amount of $587,110 in exchange for 293,555 shares of common stock and warrants to purchase 73,389 shares of common stock. The indebtedness cancelled was as follows: (i) the Estate of Edward R. Funk cancelled indebtedness of $188,411.71 in exchange for 94,000 shares of common stock, warrants to purchase 23,500 shares of common stock at $3.00 per share exercisable until October 2010, and payment of $411.71; (ii) the Estate of Ingeborg V. Funk cancelled $100,000 of indebtedness in exchange for 50,000 shares of common stock, warrants to purchase 12,500 shares of common stock at $3.00 per share exercisable until October 2010, and payment of $980.21; (iii) Porter, Wright, Morris & Arthur LLP (PWMA) cancelled $90,000 of indebtedness for legal fees in exchange for 45,000 shares of common stock and warrants to purchase an additional 11,250 shares of common stock at $3.00 per share exercisable until October 2010; and (iv) a director cancelled $209,110 of a secured loan in exchange for 104,555 shares of common stock and warrants to purchase an additional 26,139 shares of common stock at $3.00 per share exercisable until October 2010 (as described in preceding paragraph).

Inflation

We believe that there has not been a significant impact from inflation on our operations during the past three fiscal years.

Future Operating Results

We plan to place some of our larger purchase commitments for raw materials on an annualized basis because they can be purchased in larger quantities at reduced prices. In general, we attempt to limit inventory price increases by making an annual commitment, and drawing the material either as required, or on a monthly or quarterly basis. Such annual commitments may reach $500,000 in 2007 and greater in 2008 depending on sales volume increases. The terms of payment for such commitments are worked out with the vendor on a case-by-case basis, but in all cases are cancelable at our discretion without penalty.

Controls and Procedures

As of the end of the periods covered in this report, our Chief Executive Officer and Chief Financial Officer evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Securities Exchange Act of 1934). Based upon this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that the disclosure controls and procedures were effective as of the period covered by this report in ensuring that information required to be disclosed by us in the reports that we file or submit under the Securities and Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time period specified by the Securities and Exchange Commission’s rules and forms. Our officers also concluded that the information required to be disclosed is accumulated and communicated to our management, including our chief executive officer and chief financial officer, to allow timely decisions regarding required disclosure.

Additionally, there were no changes in our internal controls that could materially affect our disclosure controls and procedures subsequent to the date of their evaluation, nor were there any material deficiencies or material weaknesses in our internal controls. As a result, no corrective actions were required or undertaken.

DESCRIPTION OF PROPERTY

The Company’s current office and manufacturing facilities are located at 2839 Charter Street, Columbus, Ohio, where it occupies approximately 32,000 square feet. The Company moved its operations into this facility in March 2004. The Company’s lease on the property expires on August 16, 2014.

The Company is current on all operating lease liabilities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Convertible Promissory Notes and Stock Purchase Warrants

On January 7, 2000, the Company issued common stock purchase warrants at $2.50 (fair market value at date of grant) per common share for 150,000 shares of common stock related to the subordinated notes payable to Edward R. and Ingeborg V. Funk. The warrants are 100% vested and expire ten years from the date of grant of January 7, 2000. The Estate of Edward R. Funk and the Estate of Ingeborg V. Funk are both greater than 5% beneficial owners of the Company.

On June 30, 2003, the Company issued a $100,000 convertible promissory note payable to Windcom Investments SA, a greater than 5% beneficial owner of the Company. The interest on the convertible promissory note was determined by the Prime Commercial Rate in effect at Bank One, N.A., Columbus, Ohio. In addition, the Company issued to Windcom Investments SA, warrants to purchase 20,333 shares of the Company’s common stock at $1.00 per share. The warrants vested according to the following schedule: (1) 8,333 vested on the date of grant; and (2) 12,000 vested at a rate of 333 per month for 32 months, then 336 per month for 4 months. On May 13, 2004, in accordance with the terms of the convertible promissory note, the balance and accrued and unpaid interest owed automatically converted to 43,119 shares of common stock after the Company raised over $500,000 in private equity financing. As of May 13, 2004, the vested warrants were fixed at 11,633, which expire in June 2008; no additional warrants will vest. In connection with the private equity financing, the Company also issued to Windcom Investments SA 8,623 warrants to purchase shares of common stock at $2.88 per share, which will expire in May 2009.

On June 30, 2003, the Company issued to the Estate of Edward R. Funk, warrants to purchase 10,000 shares of common stock at $1.00 per share in connection with a lease guarantee. The warrants vest according to the following schedule: (1) 4,600 vest on the date of grant; and (2) 5,400 vest at a rate of 150 per month for 36 months. As of December 31, 2005, the vested warrants totaled 9,100, which will expire in June 2008.

On June 30, 2003, the Company issued three $166,666.67 convertible promissory notes payable to Laura F. Shunk, Daniel A. Funk and Robert H. Peitz, respectively. Mr. Peitz is a greater than 5% beneficial owners of the Company. Mr. Peitz also currently serves as a director on the Company’s Board of Directors. The interest on the convertible promissory notes was determined by the Prime Commercial Rate in effect at Bank One, N.A., Columbus, Ohio. In addition, the Company issued to each of Messrs. Funk and Peitz, and Ms. Shunk warrants to purchase 33,889 shares of the Company’s common stock at $1.00 per share. The warrants vested according to the following schedule: (1) 13,889 vested on the date of grant; and (2) 20,000 vested at a rate of 556 per month for 32 months, then 552 per month for four months. On May 13, 2004, in accordance with the terms of the convertible promissory notes, the balance and accrued and unpaid interest owed on each note automatically converted to 71,873 shares of common stock after the Company raised over $500,000 in private equity financing. As of May 13, 2004, the vested warrants were fixed at 19,449, which expire in June 2009; no additional warrants will vest. In connection with the private equity financing, the Company also issued to each Messrs. Funk and Peitz, and Ms. Shunk 14,374 warrants to purchase shares of common stock at $2.88 per share, which expire in May 2009.

In November of 2004, Robert Peitz, a member of the Company’s Board of Directors, agreed to loan the Company up to $200,000 for working capital, to be drawn by the Company in increments of $50,000. The interest rate was Huntington National Bank’s prime rate plus 2%, which accrued and compounded monthly. The loan was secured by the Company’s assets and perfected by the filing of a UCC-1 financing statement. For each $50,000 increment drawn on the loan the director received 5,000 warrants to purchase the Company’s common stock, without par value, at a purchase price of $2.50 per share and exercisable until November 1, 2009. On November 3, 2004, $100,000 was drawn on the loan. An additional $50,000 was drawn on the loan on January 7, 2005 and also on April 1, 2005. The loan balance (principal and accrued interest) was repaid in October 2005.

In April of 2005, Robert Peitz, the same director of the Company who agreed to provide a secured loan for $200,000 to the Company in November 2004, agreed to provide an additional $200,000 secured loan to the Company for working capital. The interest rate of 10% per annum accrued and compounded monthly. On April 14, 2005, $100,000 was drawn on this loan. $100,000 was also drawn on the loan on May 20, 2005. Because the Company completed equity financing of at least $500,000 during the fourth quarter of 2005, the principal and accrued interest totaling $209,110 automatically converted to 104,555 shares of common stock, without par value, at a conversion rate of $2.00 per share. As part of the conversion, the director also received warrants to purchase an aggregate of 26,139 shares of the Company’s common stock, without par value, at a purchase price of $3.00 per share, which expire in October 2010.

Conversion Agreements

During October 2005, the Company entered into an agreement with the Estate of Edward R. Funk. the Company was indebted to the estate in the amount of $188,411.71. The estate agreed to cancel $188,000 of the indebtedness in exchange for 94,000 shares of common stock and warrants to purchase an additional 23,500 shares of common stock at $3.00 per share exercisable until October 2010. The Company transferred to the estate $411.71 in full satisfaction of the remaining amount of the indebtedness.

Also, during October 2005, the Company entered into an agreement with the Estate of Ingeborg V. Funk. The Company was indebted to the estate in the amount of $100,980.21. The estate agreed to cancel $100,000 of the indebtedness in exchange for 50,000 shares of common stock and warrants to purchase an additional 12,500 shares of common stock at $3.00 per share exercisable until October 2010. The Company transferred to the estate $980.21 in full satisfaction of the remaining amount of the indebtedness.

Legal Services

Curtis A. Loveland is the beneficial owner of greater than 5% of the outstanding common stock of the Company. Mr. Loveland is a partner with Porter, Wright, Morris & Arthur LLP, which was our legal counsel through November of 2006. In November of 2006 we elected to change legal counsel to Carlile

Patchen & Murphy LLP. Mr. Loveland’s ownership includes 51,000 shares of common stock, which can be acquired by Mr. Loveland under stock options exercisable within 60 days of June 26 and 283,756 shares beneficially owned by Mr. Loveland as the trustee of generation-skipping irrevocable trusts established by Edward R. and Ingeborg V. Funk.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market for Common Stock

The Company’s common stock currently trades on the OTC Bulletin Board under the symbol “SCCI.” The following table sets forth for the periods indicated the high and low bid prices for the Company’s common stock.

	High	Low
Fiscal 2005
Quarter Ended March 31, 2005	$2.50	$1.75
Quarter Ended June 30, 2005	3.12	1.75
Quarter Ended September 30, 2005	2.95	2.25
Quarter Ended December 31, 2005	5.50	2.25
Fiscal 2006
Quarter Ended March 31, 2006	5.50	3.50
Quarter Ended June 30, 2006	4.75	3.25
Quarter Ended September 30, 2006	4.90	3.00
Quarter Ended December 31, 2006	6.15	3.10
Fiscal 2007
Quarter Ended March 31, 2007	7.50	5.00
Quarter Ended June 30, 2007	8.80	6.40

As discussed above, at the present time, our common stock trades on the OTC Bulletin Board. Historically, our common stock was classified as penny stock. Based on a current trading price in excess of $5.00 per share, our common stock is no longer considered a penny stock for purposes of federal securities laws.

If our common stock were to once again fall under the penny stock regulations, it may be difficult to trade the stock because of its compliance with the regulations can delay and/or preclude certain trading transactions. Broker/dealers may be discouraged from effecting transactions in our stock because of the sales practice and disclosure requirements for penny stock. This could adversely affect the liquidity and/or price of our common stock, and impede the sale of the stock.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth information regarding compensation paid during 2006 to our Principal Executive Officer, and our two most highly compensated officers other than the principal executive officer.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary	Bonus	Stock awards	Option awards (d)	Non-equity incentive plan compensation		All other compensation	Total
PEO Daniel Rooney	2006	$149,615	$0	$0	$45,395	$37,477	(a)	$0	$232,487
VP- Sales Photonics Michael K. Barna	2006	86,404	0	0	30,260	93,240	(b)	0	209,904
VP-Technology Scott Campbell	2006	114,230	0	0	15,132	6,000	(c)	0	135,362

a-	Deferred under our incentive compensation plan; paid in 2007.

b-	$34,420 deferred under our incentive compensation plan; paid in 2007.

c-	$3,000 deferred under our incentive compensation plan; paid in 2007.

d-	Options granted under our 2006 Stock Option Plan – Mr. Rooney 15,000 shares; Mr. Barna 10,000 shares; Mr. Campbell 5,000 shares. The shares vest 20% per year beginning June 19, 2007 and the weighted average fair values at date of grant were $3.03 and were estimated using the Black-Scholes option valuation model with the following assumptions: Interest rate of 5%; Volatility of 107.55%; and Dividend yield of 0%.

Salaries

The salaries of the Named Executive Officers are reviewed on an annual basis. Increases in salary are based on an evaluation of the individual’s performance and level of pay compared to general industry peer group pay levels. Merit increases normally take effect on January 1st of each year.

Executive Annual Incentive Plan

Mr. Rooney received the following incentive compensation award for services during 2006: (i) $10,819 upon attaining a gross profit of a certain amount (as determined from the audited statements), (ii) $20,000 for attaining an adjusted gross profit of a certain amount and (iii) 2% of adjusted gross profit in excess of a certain amount. Adjusted gross profit is defined as the gross profit from the audited statements plus depreciation expense.

Mr. Barna received the following incentive compensation award for services during 2006: (i) $51,098 for attaining and exceeding quarterly bookings goals, (ii) $32,642 for attaining and exceeding quarterly gross profit goals, (iii) $3,000 for the Company exceeding quarterly revenue and net income goals and (iv) $6,500 for exceeding annual booking and gross profit goals and for the Company exceeding annual revenue and net income goals.

Mr. Campbell received the following incentive compensation award for services during 2006: (i) $1,000 for reducing scrap a specified amount , (ii) $1,000 for the Company meeting specified on-time delivery goals; (iii) $3,000 for the Company exceeding quarterly revenue and net income goals and (iv) $1,000 for the Company exceeding annual revenue and net income goals.

Employment Agreement for Principal Executive Officer

The Principal Executive Officer, Mr. Daniel Rooney has an employment contract that entitles him to 100% of his compensation for six months following his termination without cause. Following the initial six-month period after his termination, Mr. Rooney is also entitled to receive six months of pay at a rate of 50% of his compensation at the time of his termination.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards							Stock Awards
Name and Principal Position	Number of securities underlying unexercised options (#) - exercisable	Number of securities underlying unexercised options (#) – unexercisable		Equity incentive plan awards: number of securities underlying unexercised earned options (#)	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested	Market value of stock that is not vested	Total number of unearned shares, units or other rights that have not vested	Market or payout value of unearned shares, units or other rights that have not vested
PEO Daniel Rooney	100,000	0		0	$1.55	3-1-12	0	0	0	0
Rooney	10,000	0		0	2.60	1-21-14	0	0	0	0
Rooney	15,000	0		0	2.40	3-8-15	0	0	0	0
Rooney	0	15,000	(a)	0	3.25	6-19-16	15,000	0	0	0
VP- Sales Photonics Michael K. Barna	40,000	0		0	2.85	4-28-14	0	0	0	0
Barna	10,000	0		0	2.40	3-8-15	0	0	0	0
Barna	0	10,000	(a)	0	3.25	6-19-16	10,000	0	0	0
VP-Technology Scott Campbell	50,000	0		0	1.55	7-15-12	0	0	0	0
Campbell	5,000	0		0	2.60	1-21-14	0	0	0	0
Campbell	10,000	0		0	2.40	3-8-15	0	0	0	0
Campbell	0	5,000	(a)	0	3.25	6-19-16	5,000	0	0	0

a –	Options granted June 19, 2006 vest in five equal annual installments on each anniversary of the date of the grant beginning June 19, 2007.

Stock Options

At our 2006 Annual Meeting, our shareholders approved our 2006 Stock Incentive Plan (the “2006 Plan”). The purpose of the 2006 Plan was to further the growth and profitability of the Company by providing increased incentives to and encourage share ownership on the part of key employees, officers and directors of, and consultants and advisors who render services to the Company and any future parent or subsidiary of the Company. The 2006 Plan permits the granting of stock options and restricted stock awards (collectively “Awards”) to eligible participants. The maximum number of shares of common stock which may be issued pursuant to the 2006 Plan is 600,000 shares. If an Award expires or is cancelled without having been fully exercised or vested, the unvested or cancelled shares will be available again for grants of Awards. The 2006 Plan is administered by the Company’s Stock Option and Compensation Committee (the “Committee”). All the members of the Committee qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934 and as “outside directors” under Section 162(m) of the Internal Revenue Code (the “Code”). Pursuant to the 2006 Plan, the Committee has the sole discretion to determine the employees, directors and consultants who may be granted Awards, the terms and conditions of such Awards and to construe and interpret the 2006 Plan. The Committee is also responsible for making adjustments in outstanding Awards, the shares available for Awards, and the numerical limitations for Awards to reflect any transactions such as stock splits or stock dividends. The Committee may delegate its authority to one or more directors or officers; provided, however, that the Committee may not delegate its authority and powers (a) with respect to any Section 16b-3 Persons, or (b) in any way which would jeopardize the Plan’s qualifications under Section 162(n) of the Code or Rule 16b-3. The Board of Directors may amend to terminate the 2006 Plan at any time and for any reason. To the extent required under Rule 16b-3 material amendments to the 2006 Plan must be approved by the shareholders.

Eligibility to participate in the 2006 Plan extends to management, key employees, directors and consultants of the Company. The estimated number of eligible participants is approximately 25 persons. The actual number of individuals who may receive options of restrictive stock awards under the 2006 Plan cannot be determined because eligibility for participation of the 2006 Plan is at discretion of the Committee. No participant may receive Awards covering more than 300,000 shares under the 2006 Plan.

The Committee granted stock options to each executive officer in June 2006 under our 2006 Stock Incentive Plan. The executive officers were awarded incentive stock options with an exercise price equal to the fair market value of our common stock on the date of the grant. Accordingly, those stock options will have value only if the market price of the common stock increases after that date. In determining the size of stock option grants, the Committee considers Company performance against the strategic plan and individual performance. The Named Executive Officers were awarded the number of stock options shown in the table above. The stock options vest in five equal annual installments on each anniversary of the date of the grant beginning June 19, 2007. Also shown in the table are the total stock options outstanding and held by each Named Executive Officer.

Director Compensation

The following Director Compensation table sets forth information regarding compensation paid to our non-employee directors. Directors who are employed by us do not receive any compensation for their board activities.

DIRECTOR COMPENSATION - 2006

Name	Fees earned or paid in cash	Stock awards	Option awards	Non-equity incentive plan compensation	Change in pension value and non- qualified deferred compensation earnings	All other compensation	Total
Robert J. Baker, Jr.; Walter J. Doyle; Robert H. Peitz; Edward W. Ungar.	$0	$0	$37,376	$0	$0	$0	$37,376

1 –	Compensation for Dr. Baker, Jr., Messrs. Doyle, Peitz, and Ungar is identical.

2 –	Daniel Rooney is the Principal Executive Officer and is Chairman of the Board of Directors. Mr. Rooney does not appear on this table and receives no director compensation.

3 –	Options were granted December 16, 2005 for the 2006 fiscal year. The shares vested on the date of the grant and were exercisable on December 16, 2006. The weighted average fair values at date of grant were $3.74 and were estimated using the Black-Scholes option valuation model with the following assumptions: Interest rate of 5%; Volatility of 108.98%; and Dividend yield of 0%.

The following discloses the aggregate number of stock option awards outstanding for all directors:

Mr. Peitz - 154,712 common shares may be acquired by Mr. Peitz under stock options and stock purchase warrants exercisable within 60 days of June 26, 2007.

Mr. Rooney - 128,000 common shares may be acquired by Mr. Rooney under stock purchase options exercisable within 60 days of June 26, 2007.

Mr. Doyle - 24,250 common shares may be acquired by Mr. Doyle under stock options and stock purchase warrants exercisable within 60 days of June 26, 2007.

Dr. Baker - 51,000 common shares, which may be acquired by Dr. Baker under stock purchase options exercisable within 60 days of June 26, 2007, and 16,063 shares which are held in Dr. Baker’s IRA.

Mr. Ungar - 51,000 common shares may be acquired by Mr. Ungar under stock options exercisable within 60 days of June 26, 2007.

Non-Employee Director Reimbursement

Non-employee directors are reimbursed for travel and other out-of-pocket expenses connected to Board travel.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth additional information as of December 31, 2006, concerning shares of our common stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements, divided between plans approved by our shareholders and plans or arrangements not submitted to our shareholders for approval. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options and other rights and the number of shares remaining available for future grants excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	590,750	$2.25	274,950
Equity compensation plans not approved by security holders (2)	17,500	$2.88	—

Total	608,250	$2.27	274,950

(1)	Equity compensation plans approved by shareholders includes our 1995 Stock Option Plan and our 2006 Plan.

(2)	Includes 17,500 stock purchase warrants that can be exercised to purchase 17,500 shares of our common stock, which were issued by us in exchange for consideration in the form of goods and services.

LEGAL OPINION

The validity of the shares offered hereby has been passed upon for us by Carlile Patchen & Murphy LLP, 366 East Broad Street, Columbus, Ohio 43215.

EXPERTS

The financial statements of Superconductive Components, Inc. as of December 31, 2005 and 2006 and for the years then ended, have been included herein and in the Registration Statement in reliance upon the report of Hausser + Taylor LLC, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

SUPERCONDUCTIVE COMPONENTS, INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

Superconductive Components, Inc.

Columbus, Ohio

We have audited the accompanying balance sheet of Superconductive Components, Inc. as of December 31, 2006, and the related statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Superconductive Components, Inc. as of December 31, 2006, and the results of its operations and its cash flows for each of the two years in the period then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ HAUSSER + TAYLOR LLC

Columbus, Ohio

February 26, 2007

PART I. FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS

SUPERCONDUCTIVE COMPONENTS, INC.

BALANCE SHEETS

	March 31, 2007	December 31, 2006
	(unaudited)
ASSETS
CURRENT ASSETS
Cash	$918,825	$648,494
Accounts receivable
Trade, less allowance for doubtful accounts of $25,000	389,670	439,946
Contract	52,760	52,760
Inventories	679,522	713,625
Prepaid expenses	103,633	47,466

Total current assets	2,144,410	1,902,291

PROPERTY AND EQUIPMENT, AT COST
Machinery and equipment	2,747,803	2,697,368
Furniture and fixtures	25,326	23,643
Leasehold improvements	299,551	299,551
Construction in progress	135,378	95,590

	3,208,058	3,116,152
Less accumulated depreciation	(2,073,433)	(2,012,312)

	1,134,625	1,103,840

OTHER ASSETS
Deposits	281,159	289,816
Intangibles	30,122	30,894

Total other assets	311,281	320,710

TOTAL ASSETS	$3,590,316	$3,326,841

The accompanying notes are an integral part of these financial statements.

SUPERCONDUCTIVE COMPONENTS, INC.

BALANCE SHEETS

	March 31, 2007	December 31, 2006
	(unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Capital lease obligation, current portion	$89,781	$70,799
Accounts payable	275,435	297,161
Accrued contract expenses	27,258	27,258
Accrued personal property taxes	25,500	22,500
Deferred revenue	196,754	50,474
Accrued expenses and other	168,841	208,494

Total current liabilities	783,569	676,686

CAPITAL LEASE OBLIGATION, NET OF CURRENT PORTION	190,346	145,693

COMMITMENTS AND CONTINGENCIES	—	—

SHAREHOLDERS’ EQUITY
Convertible preferred stock, Series B, 10% cumulative, nonvoting, no par value, $10 stated value, optional redemption at 103%; 25,185 issued and outstanding	366,443	360,146
Common stock, no par value, authorized 15,000,000 shares; 3,440,191 and 3,432,915 shares issued and outstanding respectively	9,047,835	9,007,817
Additional paid-in capital	993,598	995,586
Accumulated deficit	(7,791,475)	(7,859,087)

	2,616,401	2,504,462

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,590,316	$3,326,841

The accompanying notes are an integral part of these financial statements.

SUPERCONDUCTIVE COMPONENTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter- Ended March 31,		Year Ended December 31,
	2007	2006	2006	2005
	(unaudited)
SALES REVENUE	$2,454,009	$1,158,531	$8,003,700	$3,167,743.00
CONTRACT RESEARCH REVENUE	—	42,092	42,092	289,439

	2,454,009	1,200,623	8,045,792	3,457,182

COST OF SALES REVENUE	1,995,429	910,243	6,240,140	2,438,788
COST OF CONTRACT RESEARCH	—	17,407	17,408	98,533

	1,995,429	927,650	6,257,548	2,537,321

GROSS MARGIN	458,580	272,973	1,788,244	919,861
GENERAL AND ADMINISTRATIVE EXPENSE	236,596	212,730	928,506	765,748
RESEARCH AND DEVELOPMENT EXPENSE	63,164	47,176	212,507	183,403
SELLING EXPENSE	97,402	68,103	354,609	237,569

INCOME (LOSS) FROM OPERATIONS	61,418	(55,036)	292,622	(266,859)

OTHER INCOME (EXPENSE)
Interest income	12,556	10,795	43,427	9,843
Interest expense	(5,904)	(2,024)	(15,508)	(75,624)
Gain on disposal of equipment	—	—	100	2,250
Miscellaneous, net	(458)	(712)	(18,373)	(2,830)

	6,194	8,059	9,646	(66,361)

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAX	67,612	(46,977)	302,268	(333,220)
INCOME TAX EXPENSE	—	—	—	—

NET INCOME (LOSS)	67,612	(46,977)	302,268	(333,220)
DIVIDENDS ON PREFERRED STOCK	(6,296)	(6,296)	(25,185)	(25,185)

INCOME (LOSS) APPLICABLE TO COMMON SHARES	$61,316	$(53,273)	$277,083	$(358,405)

EARNINGS PER SHARE - BASIC AND DILUTED (Note 6)
NET INCOME (LOSS) PER COMMON SHARE BEFORE DIVIDENDS ON PREFERRED STOCK
Basic	$0.02	$(0.01)	$0.09	$(0.13)

Diluted	$0.02	$(0.01)	$0.08	$(0.13)

NET INCOME (LOSS) PER COMMON SHARE AFTER DIVIDENDS ON PREFERRED STOCK
Basic	$0.02	$(0.02)	$0.08	$(0.13)

Diluted	$0.01	$(0.02)	$0.07	$(0.13)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	3,439,868	3,425,915	3,427,236	2,665,078

Diluted	4,206,751	3,425,915	3,982,905	2,665,078

The accompanying notes are an integral part of these financial statements.

SUPERCONDUCTIVE COMPONENTS, INC.

STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended December 31, 2006 and 2005

	Convertible Preferred Stock, Series B	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Total
Balance 12/31/04	$309,776	$7,541,653	$558,674	$(7,828,035)	$582,068
Accretion of cumulative dividends	25,185	—	(25,185)	—	—
Common stock warrants issued with debt (Note 5)	—	—	19,890	—	19,890
Conversion of debt to common stock (Note 6)	—	461,469	125,641	—	587,110
Stock option acceleration (Note 7)	—	—	27,215		27,215
Proceeds from sale of common stock (net) (Note 6)	—	1,044,428	304,484	—	1,348,912
Net loss	—	—	—	(333,220)	(333,220)

Balance 12/31/05	$334,961	$9,047,550	$1,010,719	$(8,161,255)	$2,231,975
Accretion of cumulative dividends	25,185	—	(25,185)	—	—
Stock based compensation expense (Note 2)	—	—	10,052	—	10,052
Proceeds from exercise of stock options (Note 6)	—	12,000	—	—	12,000
Private placement and SB-2 registration (Note 6)	—	(51,733)	—	—	(51,733)
Net income	—	—	—	302,268	302,268

Balance 12/31/06	$360,146	$9,007,817	995,586	(7,858,987)	2,504,562

The accompanying notes are an integral part of these financial statements.

SUPERCONDUCTIVE COMPONENTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Quarter- Ended March 31,		Year Ended December 31,
	2007	2006	2006	2005
	(UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$67,612	$(46,977)	$302,268	$(333,220)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and accretion	61,949	50,242	216,664	199,415
Amortization	772	772	3,088	3,088
Stock based compensation expense	44,326	—	10,052	—
Warrants issued for consulting and debt	—	—	—	36,465
Acceleration of stock options	—	—	—	27,215
Gain on Sale of Equipment	—	—	(100)	(2,250)
Inventory reserve	2,765	—	(13,399)	(26,269)
Provision for doubtful accounts	—	—	—	(8,176)
Changes in operating assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	50,276	(99,507)	(185,117)	(131,919)
Inventories	31,338	40,580	(116,087)	(22,700)
Prepaid expenses	(56,167)	(15,491)	(35,718)	878
Other assets	8,657	(7,912)	(279,050)	(2,010)
Increase (decrease) in liabilities:
Accounts payable	(21,726)	57,960	1,521	155,543
Accrued expenses and deferred revenue	108,800	45,888	19,538	(261,417)

Total adjustments	230,990	72,532	(378,608)	(32,137)

Net cash provided by operating activities	298,602	25,555	(76,340)	(365,357)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds on sale of equipment	—	—	100	2,250
Purchases of property and equipment	(7,310)	(65,922)	(333,857)	(77,472)

Net cash used in investing activities	(7,310)	(65,922)	(333,757)	(75,222)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from note payable, shareholders	—	—	—	300,000
Principal payments on notes payable, shareholders	—	—	—	(200,000)
Proceeds from exercise of common stock options	—	—	12,000	—
Payments related to registration of common stock	—	(37,333)	(51,733)	—
Proceeds from sale of common stock (net)	—	—	—	1,348,912
Principal payments on capital lease obligations	(20,961)	(13,757)	(63,045)	(37,027)

Net cash used in financing activities	(20,961)	(51,090)	(102,778)	1,411,885

The accompanying notes are an integral part of these financial statements.

SUPERCONDUCTIVE COMPONENTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Quarter- Ended March 31,		Year Ended December 31,
	2007	2006	2006	2005
	(UNAUDITED)
NET INCREASE (DECREASE) IN CASH	$270,331	$(91,457)	(512,875)	971,306
CASH - Beginning of period	648,494	1,161,369	1,161,369	190,063

CASH - End of period	$918,825	$1,069,912	648,494	1,161,369

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the years for:
Interest, net	$5,904	$2,024	15,508	19,749
Income taxes	$—	$—	—	—
SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING ACTIVITIES
Property and equipment purchased by capital lease	$84,595	$8,380	168,208	75,900
Note payable converted to equity	—	—	—	488,000
Accrued interest converted to equity	—	—	—	9,110
Accounts payable converted to equity	—	—	—	90,000
Machinery & equipment accrued asset retirement obligation increase	$828	$828	3,312	2,410
SUPPLEMENTAL DISCLOSURES OF NONCASH OPERATING ACTIVITIES
Stock based compensation expense	$14,313	$—	—	—

The accompanying notes are an integral part of these financial statements.

SUPERCONDUCTIVE COMPONENTS, INC.

NOTES TO FINANCIAL STATEMENTS

(Year Ended December 31, 2006)

Note 1.     Business Organization and Purpose

Superconductive Components, Inc. (“SCI” or the “Company”), dba SCI Engineered Materials, an Ohio corporation, was incorporated in 1987, to develop, manufacture and market products based on or incorporating high temperature superconductive (“HTS”) materials. The Company manufactures ceramic and metal targets for a variety of industrial applications including: Photonics/Optical, Semiconductor, Thin Film Batteries and, to a lesser extent HTS. Photonics/Optical currently represents the Company’s largest market for its targets. Thin Film Battery is a developing market where manufacturers of batteries use the Company’s targets to produce very small power supplies, with small quantities of stored energy. The production and sale of HTS materials was the initial focus of the Company’s operations and these materials continue to be a part of the Company’s development efforts.

Note 2.     Summary of Significant Accounting Policies

A.	Inventories - Inventories are stated at the lower of cost or market on an acquired or internally produced lot basis, and consist of raw materials, work-in-process and finished goods. Cost includes material, labor, freight and applied overhead. Inventory reserves are established for obsolete inventory and excess inventory quantities based on management’s estimate of net realizable value. The inventory reserve decreased $13,399 and $26,269 during 2006 and 2005, respectively. The decrease in the reserve is a result of a portion of obsolete inventory sold at reduced prices.

The Company enters into cancelable purchase commitment arrangements with some suppliers. Estimated purchase commitments to these suppliers approximate $149,000 at December 31, 2006. The Company can cancel these commitments at the Company’s discretion without penalty.

B.	Property and Equipment - Property and equipment are carried at cost. Depreciation is provided on the straight-line method based on the estimated useful lives of the assets for financial reporting purposes and allowable accelerated methods for tax purposes. Useful lives range from ten years on certain furniture and fixtures and leasehold improvements to three years on computer equipment. Expenditures for renewals and betterments are capitalized and expenditures for repairs and maintenance are charged to operations as incurred.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the fair value is less than the carrying amount of the asset, a loss is recognized for the difference. There have been no such impairment adjustments.

C.	Research and Development - Certain amounts in the prior year financial statements pertaining to research and development have been reclassified to conform to the current year presentation. Research and development costs are expensed as incurred. Research and development expenses for the years ended December 31, 2006 and 2005 were $212,507 and $183,403, respectively. The increase is due to an increase in wages and continued Ruthenium, Transparent Conductive Oxide and High K dielectric material and process developments.

SUPERCONDUCTIVE COMPONENTS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 2.     Summary of Significant Accounting Policies (Continued)

D.	Contract research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved. These contracts vary from six months to three years in duration. The terms of the contracts, which are fixed price, require the Company to submit final reports and/or progress reports to the sponsor. While the contracts are subject to cancellation, management believes that the Company will comply with all terms of the contracts and that all of the amounts awarded to the Company will be collected.

Research revenue and expenses associated to third parties are separately identified in the Statements of Operations.

During 2006 and 2005, the Company earned $42,092 and $289,439, respectively, in contract revenue.

During 2005, the Company was awarded a nine-month contract in the amount of $99,793 that ended in 2006.

E.	Equipment - In 2004, the Company received funds of $517,935 from the Ohio Department of Development’s Third Frontier Action Fund (TFAF) for the purchase of equipment related to the grant’s purpose. Additionally, the Company received $27,500 as part of its contract with the Department of Energy for the purchase of equipment related to the contract’s purpose. The Company has elected to record the funds disbursed as a contra asset; therefore, the assets are not reflected in the Company’s financial statements. As assets were purchased, the liability initially created when the cash was received was reduced with no revenue recognized or fixed asset recorded on the balance sheet. As of December 31, 2006, the Company had disbursed the entire amount received. The grant and contract both provide that as long as the Company performs in compliance with the grant/contract, the Company retains the rights to the equipment. Management states that the Company will be in compliance with the requirements and, therefore, will retain the equipment at the end of the grant/contract.

F.	Licenses - The Company has secured licenses to produce various superconductive materials for periods up to the expiration of the applicable patents. The license fees, included in “Other Assets” on the balance sheet, are being amortized over the expected life of the agreement or applicable patent, which is seventeen years. Cost and accumulated amortization of licenses at December 31, 2006 are $21,000 and $13,972, respectively. Amortization expense was $1,259 for the years ended December 31, 2006 and 2005. Amortization expense is estimated to be $1,259 for each of the next five years.

SUPERCONDUCTIVE COMPONENTS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 2.     Summary of Significant Accounting Policies (Continued)

G.	Patent - The Company has secured patents for manufacturing processes used in its operations. Costs incurred to secure the patents have been capitalized, included in “Other Assets” on the balance sheet, and are being amortized over the life of the patents. Cost and accumulated amortization of the patent at December 31, 2006 are $36,473 and $12,607, respectively. Amortization expense was $1,830 for the years ended December 31, 2006 and December 31, 2005. Amortization expense is estimated to be $1,830 for each of the next five years.

H.	Income Taxes - Income taxes are provided for by utilizing the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities using presently enacted tax rates. Deferred tax assets are recognized for net operating loss carryforwards, reduced by a valuation allowance which is established when “it is more likely than not” that some portion or all of the deferred tax assets will not be recognized.

I.	Stock Based Compensation - During 2005 the Company accounted for stock based compensation using the intrinsic value method prescribed in APB Opinion No. 25, “Accounting for Stock Issued to Employees.” The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 123, “Accounting for Stock Based Compensation” (SFAS 123), which established accounting and disclosure requirements using a fair value based methodology. SFAS 123 allowed the intrinsic value method to be used, and required disclosure of the impact to the financial statements of utilizing the intrinsic value versus the fair value based method on a pro forma basis, as set forth in the table below. For all periods prior to January 1, 2006, the Company utilized the fair value method as provided for in SFAS 123 to account for stock based compensation to non-employees.

The Company’s pro forma information for 2005, in accordance with the provisions of SFAS 123 is provided below. For purposes of pro forma disclosures, stock based compensation was amortized to expense on a straight-line basis over the vesting period.

	2006	2005
Net income (loss) applicable to common shares:
As reported	$277,083	$(358,405)
Deduct: total stock-based compensation expense determined under the fair value method for all awards, net of related tax benefits	—	(22,068)

Pro forma net income (loss) under SFAS # 123	$277,083	$(380,473)
Basic and diluted income (loss) per share:
As reported	$0.08	$(0.13)
Pro forma under SFAS # 123	0.08	$(0.14)

For the twelve months ended December 31, 2006 and 2005, there was $10,052 and $27,215 respectively, of stock based compensation cost included in the determination of net income (loss) as reported.

SUPERCONDUCTIVE COMPONENTS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 2.     Summary of Significant Accounting Policies (Continued)

In December 2004, the FASB issued SFAS 123 (Revised), “Shared Based Payment” (SFAS 123R). SFAS 123R replaced SFAS 123, and superseded APB Opinion No. 25. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123R and related interpretations using the modified-prospective transition method. Under this method, compensation cost recognized in 2006 includes (a) compensation cost for all stock-based awards granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123 and (b) compensation cost for all stock-based awards granted on or subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. Stock based compensation expense recognized in 2006 was $10,052.

In December 2005, the Board of Directors approved the acceleration of vesting of unvested stock options previously awarded to employees and officers of the Company. As a result of this action, options to purchase 149,500 shares of common stock that would otherwise have vested over the next one to five years became fully vested. The decision to accelerate the vesting of these options was considered to be in the best interest of the Company’s shareholders and was made primarily to reduce non-cash compensation expense that would have been recorded in future periods following the adoption of FAS 123R.

J.	Income (Loss) Per Common Share - Income (loss) per common share amounts are based on the weighted average number of shares outstanding. Due to the net loss in 2005, the assumed conversion of preferred stock and exercise of stock options and warrants are anti-dilutive and have not been considered in the calculation of per share amounts.

K.	Statements of Cash Flows - For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with maturity of three months or less to be cash. No such investments were purchased.

L.	Concentrations of Credit Risk - The Company’s cash balances, which are at times in excess of federally insured levels, are maintained at a large regional bank and a global investment banking group, and are continually monitored to minimize the risk of loss. The Company grants credit to its customers, who are varied in terms of size, geographic location and financial strength. Customer balances are continually monitored to minimize the risk of loss.

The Company had four major customers in 2006 and 2005, which accounted for approximately $6,435,000 and $1,534,000, respectively, of the total revenue and $352,000 of the trade accounts receivable at December 31, 2006. The largest customer represented over 60% of total revenues in 2006. A portion of the revenue was attributable to an increase in a commodity raw material which can fluctuate significantly.

SUPERCONDUCTIVE COMPONENTS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 2.     Summary of Significant Accounting Policies (Continued)

M.	Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

N.	Fair Value - The estimated fair value of amounts reported in the financial statements have been determined using available market information and valuation methodologies, as applicable (see Note 12).

O.	Revenue Recognition - Revenue from product sales is recognized upon shipment to customers. Provisions for discounts and rework costs for returns are established when products are shipped based on historical experience. Deferred revenues represents cash received in advance of the contract revenues earned. Revenue from contract research provided for third parties is recognized on the percentage of completion method.

P.	Accounts Receivable - The Company extends unsecured credit to customers under normal trade agreements, which require payment within 30 days. Accounts greater than 90 days past due, which amounted to $0 and $17,665 of net receivables for the years ended December 31, 2006 and 2005, respectively are considered delinquent. The Company does not charge interest on delinquent trade accounts receivable. Accounts greater than one year past due, which amount to $0 of net receivables as of December 31, 2006 and 2005 are placed on non-accrual status. Unless specified by the customer, payments are applied to the oldest unpaid invoice. Accounts receivable are presented at the amount billed.

Management estimates an allowance for doubtful accounts, which was $25,000 as of December 31, 2006 and 2005. The estimate is based upon management’s review of delinquent accounts and an assessment of the Company’s historical evidence of collections. Bad debt expense of $0 and $2,337 was recognized for the years ended December 31, 2006 and 2005, respectively as a result of this estimate. Specific accounts are charged directly to the reserve when management obtains evidence of a customer’s insolvency or otherwise determines that the account is uncollectible. Charge-offs of specific accounts for the years ended December 31, 2006 and 2005 totaled $0 and $11,000 respectively.

Q.	Intangible Assets - The Company accounts for Intangible Assets in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 142 requires certain intangible assets to be tested for impairment under certain circumstances, and written off when impaired, rather than being amortized as previous standards required. There were no impairment adjustments for the years ended December 31, 2006 and 2005.

SUPERCONDUCTIVE COMPONENTS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 2.     Summary of Significant Accounting Policies (Continued)

Recently Issued Accounting Standards – Fair Value Measurements - In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (“SFAS 157”), “Fair Value Measurements”, effective for the Company beginning on January 1, 2008. This Statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This statement establishes a fair value hierarchy that distinguishes between valuations obtained from sources independent of the entity and those from the entity’s own unobservable inputs that are not corroborated by observable market data. SFAS 157 expands disclosures about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to initial recognition. The disclosures focus on the inputs used to measure fair value and for recurring fair value measurements using significant unobservable inputs, the effect of the measurements on earnings or changes in net assets for the period. The Company is currently assessing the impact of this guidance on its financial statements.

Accounting for Uncertainty in Income Taxes - In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”) “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 “Accounting for Income Taxes”. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 becomes effective for the Company beginning in 2007. The Company is currently evaluating the impact of its adoption on its financial position and results of operations.

Fair Value Option for Financial Assets and Financial Liabilities - In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159 (“SFAS 159”), “The Fair Value Option for Financial Assets and Financial Liabilities”, effective for the Company beginning on January 1, 2008. This Statement provides entities with an option to report selected financial assets and liabilities at fair value, with the objective to reduce both the complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. The Company is currently assessing the impact of this guidance on its financial statements.

Note 3.     Inventories

Inventories consist of the following at December 31, 2006:

Raw materials	$365,335
Work-in-process	192,305
Finished goods	231,847

789,487
Less reserve for obsolete inventory	75,862

$713,625

SUPERCONDUCTIVE COMPONENTS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 4.     Lease Obligations

Operating

The Company leases its facilities and certain office equipment under agreements classified as operating leases expiring through 2014. Rent expense which includes various monthly rentals for the years ended December 31, 2006 and 2005, totaled $158,032 and $151,920, respectively. Future minimum lease payments at December 31, 2006 are as follows:

2007	$101,834
2008	101,834
2009	113,536
2010	109,104
2011	109,104
2012 and beyond	285,227

820,639

Capital

The Company also leases certain equipment under capital leases. The future minimum lease payments, by year, with the present value of such payments, as of December 31, 2006 is as follows:

2007	$91,926
2008	86,409
2009	79,113
2010	26,876

Total minimum lease payments	284,324
Less amount representing interest	67,832

Present value of minimum lease payments	216,492
Less current portion	70,799

Long-term capital lease obligations	$145,693

The equipment under capital lease at December 31, 2006 is included in the accompanying balance sheet under the following captions:

Machinery and equipment	$269,948
Less accumulated depreciation	39,488

Net book value	$230,460

These assets are amortized over three to seven years using the straight-line method and amortization is included in depreciation expense.

SUPERCONDUCTIVE COMPONENTS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 4.     Lease Obligations (continued)

Depreciation expense totaled $27,141 and $22,637 for the years ended December 31, 2006 and 2005, respectively.

Note 5.     Related Party Notes Payable

During 2005, the Company entered into an agreement with the Estates of Edward R. Funk and Ingeborg V. Funk. The Company was indebted to the Estates in the amount of $289,391.92. The Estate agreed to cancel $288,000 of the indebtedness in exchange for 144,000 shares of common stock and warrants to purchase an additional 36,000 shares of common stock at $3.00 per share exercisable until October 2010. The Company transferred to the Estates $1,391.92 in full satisfaction of the remaining amount of the indebtedness.

In November of 2004, a director agreed to loan the Company up to $200,000 for working capital, to be drawn by the Company in increments of $50,000. The interest rate was Huntington National Bank’s prime rate plus 2%, which accrued and compounded monthly. The loan was secured by the Company’s assets and perfected by the filing of a UCC-1 financing statement. For each $50,000 increment drawn on the loan the director received 5,000 warrants to purchase the Company’s common stock, without par value, at a purchase price of $2.50 per share and exercisable until November 1, 2009. The loan was drawn on the following schedule: November 3, 2004, $100,000; January 7, 2005, $50,000; and April 1, 2005, $50,000. The loan balance (principal and accrued interest) was repaid in October 2005 and the UCC-1 financing statement was terminated.

In April of 2005, the same director who agreed to provide a loan to the Company in November 2004, agreed to provide an additional $200,000 convertible secured loan to the Company for working capital. The interest rate of 10% accrued and compounded monthly. The loan was drawn on the following schedule: April 14, 2005, $100,000; and May 20, 2005, $100,000. Because the Company completed equity financing of at least $500,000 during the fourth quarter of 2005, the principal and accrued interest totaling $209,110 automatically converted on the same basis as the new financing to 104,555 shares of common stock ($2.00 per share) and warrants to purchase an aggregate of 26,139 shares of the Company’s common stock at a purchase price of $3.00 per share exercisable until October 2010.

Note 6.     Common and Preferred Stock

Common Stock

7,000 stock options were exercised during 2006 resulting in proceeds of $12,000. The exercise price for these options ranged from $1.00 to $2.00.

In 2005, the Company, in a private placement to seven accredited investors sold 693,000 shares of its common stock, without par value, at a purchase price of $2.00 per share. As part of the private placement, the accredited investors also received warrants to purchase 173,250 shares of the Company’s common stock, without par value, at a

SUPERCONDUCTIVE COMPONENTS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 6.     Common and Preferred Stock (continued)

In April of 2005, as mentioned in note 5, a director agreed to provide a $200,000 convertible secured loan to the Company for working capital. Because the Company completed equity financing of at least $500,000 during 2005, the principal and accrued interest totaling $209,110 automatically converted on the same basis as the new financing to 104,555 shares of common stock ($2.00 per share) and warrants to purchase 26,139 shares of the Company’s common stock at a purchase price of $3.00 per share exercisable until October 2010.

During 2005, the Company entered into an agreement with the Estate of Edward R. Funk. The Company was indebted to the Estate in the amount of $188,411.71. The Estate agreed to cancel $188,000 of the indebtedness in exchange for 94,000 shares of common stock and warrants to purchase an additional 23,500 shares of common stock at $3.00 per share exercisable until October 2010. The Company transferred to the Estate $411.71 in full satisfaction of the remaining amount of the indebtedness.

Also, during 2005, the Company entered into an agreement with the Estate of Ingeborg V. Funk. The Company was indebted to the Estate in the amount of $100,980.21. The Estate agreed to cancel $100,000 of the indebtedness in exchange for 50,000 shares of common stock and warrants to purchase an additional 12,500 shares of common stock at $3.00 per share exercisable until October 2010. The Company transferred to the Estate $980.21 in full satisfaction of the remaining amount of the indebtedness.

In addition, during 2005, the Company entered into an agreement with Porter, Wright, Morris & Arthur LLP (PWMA). The Company was indebted to PWMA for legal services rendered to the Company. PWMA agreed to cancel $90,000 of the indebtedness in exchange for 45,000 shares of common stock and warrants to purchase an additional 11,250 shares of common stock at $3.00 per share exercisable until October 2010.

Preferred Stock

Shares of preferred stock authorized and outstanding at December 31, 2006 are as follows:

	Shares Authorized		Shares Outstanding
Cumulative Preferred Stock	10,000		—
Voting Preferred Stock	125,000		—
Non-Voting Preferred Stock	125,000	(a)	25,185	(b)

SUPERCONDUCTIVE COMPONENTS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 6.     Common and Preferred Stock (continued)

(a) Includes 700 shares of Series A Preferred Stock and 100,000 shares of Series B Preferred Stock authorized for issuance.

(b) Series B Preferred Stock outstanding at December 31, 2006.

In June 1995, the Company completed an offering of 215 shares of $1,000 stated value 1995 Series A 10% non-voting convertible preferred stock. In January 1996, the Company completed an offering of 70,000 shares of $10 stated value 1995 Series B 10% non-voting convertible preferred stock. The Series A shares are convertible to common shares at the rate of $6.00 per share and Series B shares at the rate of $5.00 per share. At the Company’s option, Series A and Series B shares are redeemable at 103% of the stated value plus the amount of any accrued and unpaid cash dividends.

The Company redeemed the Series A preferred stock in 2003. During 2006 and 2005, no Series B cash dividends were paid. At December 31, 2006 the Company has accrued dividends on Series B preferred stock of $100,740, which is included in convertible preferred stock, Series B on the balance sheet at December 31, 2006.

Earnings Per Share

Basic income (loss) per share is calculated as income available to common stockholders divided by the weighted average of common shares outstanding. Diluted earnings per share is calculated as diluted income (loss) available to common stockholders divided by the diluted weighted average number of common shares. Diluted weighted average number of common shares has been calculated using the treasury stock method for Common Stock equivalents, which includes Common Stock issuable pursuant to stock options and Common Stock warrants.

At December 31, 2005 all outstanding common stock equivalents which include preferred stock, Series B, employee and director stock options and warrants were anti-dilutive due to the net loss.

	December 31, 2006	December 31, 2005
Options	590,750	590,250
Warrants	651,987	651,987
Preferred Series B	50,370	50,370

	1,293,107	1,292,607

SUPERCONDUCTIVE COMPONENTS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 6.     Common and Preferred Stock (continued)

The following is provided to reconcile the earnings per share calculations:

	2006	2005
Income (loss) applicable to common shares	$277,083	$(358,405)

Weighted average common shares outstanding - basic	3,427,236	2,665,078
Effect of dilutions - stock options and warrants	555,669	—

Weighted average shares outstanding - diluted	3,982,905	2,665,078

SUPERCONDUCTIVE COMPONENTS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 7.     Stock Option Plans

On June 9, 2006, shareholders approved the Superconductive Components, Inc. 2006 Stock Incentive Plan (the “2006 Plan”), which replaced the 1995 Stock Option Plan (“the 1995 Plan”). The Company adopted the 2006 Plan as incentive to key employees, directors and consultants under which options to purchase up to 600,000 shares of the Company’s common stock may be granted, subject to the execution of stock option agreements. Incentive stock options may be granted to key employees of the Company and non-statutory options may be granted to directors who are not employees and to consultants and advisors who render services to the Company. Options may be exercised for periods up to 10 years from the date of grant at prices not less than 100% of fair market value on the date of grant. As of December 31, 2006 there were 42,500 stock options outstanding from the 2006 Plan. On September 29, 1995, the Company adopted the 1995 Stock Option Plan (the “1995 Plan”) as incentive to key employees, directors and consultants. As of December 31, 2006 there were 548,250 stock options outstanding from the1995 Plan. The Company adopted the 1995 Plan as incentive to key employees, directors and consultants under which options to purchase up to 900,000 shares of the Company’s common stock may be granted, subject to the execution of stock option agreements.

In 2005, the Company elected to accelerate the vesting of incentive stock options on 149,500 shares of its common stock. The decision to accelerate vesting of these stock options was made primarily to allow the Company to avoid recognizing compensation cost on future financial statements, as required by a new accounting rule. Because these options had exercise prices below the market value at the time of acceleration the Company recognized non-cash compensation expense of $27,215 in 2005.

The cumulative status at December 31, 2006 and 2005 of options granted and outstanding, as well as options which became exercisable in connection with the Stock Option Plans is summarized as follows:

SUPERCONDUCTIVE COMPONENTS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 7.     Stock Option Plans (continued)

Employee Stock Options

	Stock Options	Weighted Average Exercise Price
Outstanding at December 31, 2004	311,250	$1.89
Granted	40,000	2.40
Expired	(23,000)	2.00
Forfeited	—	—

Outstanding at December 31, 2005	328,250	$1.95
Granted	42,500	3.25
Exercised	(7,000)	1.71
Forfeited	(20,000)	2.13

Outstanding at December 31, 2006	343,750	$2.11

Shares exercisable at December 31, 2005	328,250	$1.95
Shares exercisable at December 31, 2006	301,250	$1.94

Non-Employee Director Stock Options

	Stock Options	Weighted Average Exercise Price
Outstanding at December 31, 2004	164,000	$2.01
Granted	100,000	3.20
Exercised	—	—
Expired	(17,000)	2.11
Forfeited	—	—

Outstanding at December 31, 2005	247,000	2.48
Granted	—	—
Exercised	—	—
Expired	—	—
Forfeited	—	—

Outstanding at December 31, 2006	247,000	$2.48

Shares exercisable at December 31, 2005	247,000	$2.48
Shares exercisable at December 31, 2006	247,000	$2.48

Exercise prices for options range from $1.00 to $4.00 for options at December 31, 2006. The weighted average option price for all options outstanding is $2.25 with a weighted average remaining contractual life of 6.4 years.

SUPERCONDUCTIVE COMPONENTS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 7.     Stock Option Plans (continued)

The weighted average fair values at date of grant for options granted during 2006 and 2005 were $3.03 and $2.75, respectively, and were estimated using the Black-Scholes option valuation model with the following weighted average assumptions:

	2006	2005
Expected life in years	7.0	7.0
Interest rate	5%	5%
Volatility	107.55%	110.77%
Dividend yield	0%	0%

Note 8.     Purchase Commitments

Equipment purchases commitments approximate $636,000 at December 31, 2006.

The Company was approved for a loan from the Ohio Department of Development’s Innovation Ohio Loan Fund in the fourth quarter of 2006. This loan, in the amount of $631,687 at an interest rate of 7.5% plus certain fees over 7 years, will be used for the purchase of production equipment. The equipment is expected to be in service during the second half of 2007.

In addition, estimated purchase commitments for inventories approximate $149,000 (see Note 2A) at December 31, 2006.

Note 9.     Warrants Issued and Vested

The cumulative status at December 31, 2006 of warrants issued and vested is summarized as follows:

Issued		Vested	Consideration	Issue Date	Expiration Date	Warrant Price
150,000		150,000	Subordinated Notes Payable	Jan-00	Jan-10	$2.50	(c)
148,302	(a)	84,930	Convertible Promissory Note	June-03	Jun-08	$1.00	(d)
10,000	(b)	10,000	Lease Guarantee	June-03	Jun-08	$1.00	(d)
122,918		122,918	Private Equity Offering	May-04	May-09	$2.88	(d)
17,500		17,500	Consulting Services	May-04	May-09	$2.88	(d)
20,000		20,000	Revolving Promissory Note	Nov-04	Nov-09	$2.50	(d)
246,639		246,639	Private Equity Offering	Oct-05	Oct-10	$3.00	(d)

SUPERCONDUCTIVE COMPONENTS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 9.     Warrants Issued and Vested (continued)

(a)	–	The Company issued 148,302 warrants to purchase common stock of the Company subject to vesting. As a result of the conversion of the promissory notes on May 13, 2004, no additional vesting accrued and the number of shares of common stock issuable under the warrants is fixed at 84,930.

(b)	–	The Company issued 10,000 warrants to purchase common stock of the Company subject to vesting. The warrants vested according to the following schedule: (i) 4,600 on the date of grant; and (ii) 5,400 vested at a rate of 150 per month for 36 months.

(c)	–	At fair market value.

(d)	–	Above fair market value.

Note 10.    Income Taxes

Deferred tax assets and liabilities result from temporary differences in the recognition of income and expense for tax and financial reporting purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows at December 31, 2006.

Deferred tax assets
NOL Carryforward	$2,242,000
UNICAP	13,000
Allowance for doubtful accounts	10,000
Reserve for obsolete inventory	29,000
Property and equipment	(42,000)

2,252,000
Valuation allowance	2,252,000

Net	$—

A valuation allowance has been recorded against the realizability of the net deferred tax asset, such that no value is recorded for the asset in the accompanying financial statements. The valuation allowance totaled $2,252,000 and $2,517,000 at December 31, 2006 and 2005, respectively.

The Company has net operating loss carryovers available for federal and state tax purposes of approximately $5,898,000, which expire in varying amounts through 2026.

SUPERCONDUCTIVE COMPONENTS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 10.    Income Taxes (continued)

For the years ended December 31, 2006 and 2005, a reconciliation of the statutory rate and effective rate for the provisions for income taxes consists of the following:

	Percentage
	2006	2005
Federal statutory rate	34.0	34.0
Valuation allowance	(34.0)	(34.0)

Effective rate	—%	—

The expense (benefit) for income taxes consists of the following:

	2006	2005
Current expense	$—	$—
Deferred expense:
NOL (utilization) accumulation	(223,000)	142,000
Other temporary differences	(42,000)	(7,000)
Change in valuation allowance	265,000	(135,000)

Total	$—	$—

Note 11.    Related Party Transactions

The Company had trade payables, shareholders of $7,920 at December 31, 2004, pertaining to reimbursement for purchase of goods and services obtained for Company purposes. In 2005 the Estate of the shareholder agreed to cancel the indebtedness in exchange for 3,960 shares of common stock and warrants to purchase an additional 990 shares of common stock at $3.00 per share exercisable until October 2010.

Interest expense, shareholders was $0 and $70,684 for the years ended December 31, 2006 and 2005, respectively.

For additional information regarding related party transactions, see Notes 5, 6 and 9.

Note 12.    Fair Value of Financial Instruments

The fair value of financial instruments represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Significant differences can arise between the fair value and carrying amount of financial instruments that are recognized at historical cost amounts.

SUPERCONDUCTIVE COMPONENTS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 12.    Fair Value of Financial Instruments (continued)

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

•	Cash and cash equivalents, short-term debt and current maturities of long-term debt: Amounts reported in the balance sheet approximate fair market value due to the short maturity of these instruments.

•	Long-term capital lease obligations: Amounts reported in the balance sheet approximate fair value as the interest rates on these obligations range from 7.8% to 18.5%.

Note 13.    Asset Retirement Obligation

Included in machinery and equipment is various production equipment, which per the Company’s building lease, is required to be removed upon termination of the lease. Included in accrued expenses in the accompanying balance sheet is the asset retirement obligation that represents the expected present value of the liability to remove this equipment. There are no assets that are legally restricted for purposes of settling this asset retirement obligation.

Following is a reconciliation of the aggregate retirement liability associated with the Company’s obligation to dismantle and remove the machinery and equipment associated with its lease of its previous facility and the current facility. The Company moved to its current facility in first quarter 2004.

Balance at December 31, 2005	$2,410
Increase in present value of the obligation (accretion expense in the corresponding amount charged against earnings)	3,312

Balance at December 31, 2006	$5,722

SUPERCONDUCTIVE COMPONENTS, INC.

NOTES TO FINANCIAL STATEMENTS

(Quarter Ended March 31, 2007)

Note 1.     Business Organization and Purpose

Superconductive Components, Inc. (“SCI” or the “Company”), dba SCI Engineered Materials, an Ohio corporation, was incorporated in 1987, to develop, manufacture and market products based on or incorporating high temperature superconductive (“HTS”) materials. The Company manufactures ceramic and metal targets for a variety of industrial applications including: Photonics/Optical, Semiconductor, Thin Film Batteries and, to a lesser extent HTS. Photonics/Optical currently represents the Company’s largest market for its targets. Thin Film Battery is a developing market where manufacturers of batteries use the Company’s targets to produce very small power supplies, with small quantities of stored energy. The production and sale of HTS materials was the initial focus of the Company’s operations and these materials continue to be a part of the Company’s development efforts.

Note 2.     Summary of Significant Accounting Policies

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments considered necessary for fair presentation of the results of operations for the periods presented have been included. The financial statements should be read in conjunction with the audited financial statements and the notes thereto for the year ended December 31, 2006. Interim results are not necessarily indicative of results for the full year. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Equipment purchased with grant funding

In 2004, the Company received funds of $517,935 from the Ohio Department of Development’s Third Frontier Action Fund (TFAF) for the purchase of equipment related to the grant’s purpose. The Company has elected to record the funds disbursed as a contra asset; therefore, the assets are not reflected in the Company’s financial statements. As assets were purchased, the liability initially created when the cash was received was reduced with no revenue recognized or fixed asset recorded on the balance sheet. As of March 31, 2007, the Company had disbursed the entire amount received. The grant and contract both provide that as long as the Company performs in compliance with the grant/contract, the Company retains the rights to the equipment. Management states that the Company will be in compliance with the requirements and, therefore, will retain the equipment at the end of the grant in 2007.

SUPERCONDUCTIVE COMPONENTS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 2.     Summary of Significant Accounting Policies (continued)

Stock Based Compensation

Prior to 2006 the Company accounted for stock based compensation using the intrinsic value method prescribed in APB Opinion #25, “Accounting for Stock Issued to Employees.” The Financial Accounting Standards Board issued Statement of Financial Accounting Standard #123, “Accounting for Stock Based Compensation” (SFAS #123), which established accounting and disclosure requirements using a fair value based methodology. SFAS #123 allowed the intrinsic value method to be used, and required disclosure of the impact to the financial statements of utilizing the intrinsic value versus the fair value based method on a pro forma basis. For stock based compensation to non-employees, the Company utilizes the fair value method as provided for in SFAS #123.

In December 2004, the FASB issued SFAS 123 (Revised), “Shared Based Payment” (SFAS 123R). SFAS 123R replaced SFAS 123, and superseded APB Opinion No. 25. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123R and related interpretations using the modified-prospective transition method. Under this method, compensation cost recognized in 2007 and 2006 includes (a) compensation cost for all stock-based awards granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123 and (b) compensation cost for all stock-based awards granted on or subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. Stock based compensation expense recognized for the three months ended March 31, 2007 and 2006 was $19,313 and $0, respectively. Non cash stock based compensation expense was $14,313 for the three months ended March 31, 2007.

On January 5, 2007 our four non-employee board members each received compensation of 1,819 shares of our common stock and $5,000 in cash.

SUPERCONDUCTIVE COMPONENTS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 3.     Common Stock and Stock Options

The cumulative status at March 31, 2007 and December 31, 2006 of options granted and outstanding, as well as options which became exercisable in connection with the Stock Option Plans is summarized as follows:

Employee Stock Options

	Stock Options	Weighted Average Exercise Price
Outstanding at December 31, 2005	328,250	$1.95
Granted	42,500	3.25
Exercised	(7,000)	1.71
Forfeited	(20,000)	2.13

Outstanding at December 31, 2006	343,750	$2.09
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding at March 31, 2007	343,750	$2.09

Shares exercisable at December 31, 2006	306,250	$1.95
Shares exercisable at March 31, 2007	306,250	$1.95

SUPERCONDUCTIVE COMPONENTS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 3.     Common Stock and Stock Options (continued)

Non-Employee Director Stock Options

	Stock Options	Weighted Average Exercise Price
Outstanding at December 31, 2005	247,000	$2.48
Granted	—	—
Exercised	—	—
Expired	—	—
Forfeited	—	—

Outstanding at December 31, 2006	247,000	2.48
Granted	—	—
Exercised	—	—
Expired	—	—
Forfeited	—	—

Outstanding at March 31, 2007	247,000	$2.48

Shares exercisable at December 31, 2006	247,000	$2.48
Shares exercisable at March 31, 2007	247,000	$2.48

Exercise prices for options range from $1.00 to $4.00 for options at March 31, 2007. The weighted average option price for all options outstanding is $2.25 with a weighted average remaining contractual life of 6.1 years.

The weighted average fair values at date of grant for options granted during 2006 were $3.03 and were estimated using the Black-Scholes option valuation model with the following weighted average assumptions:

2006
Expected life in years	7.0
Interest rate	5%
Volatility	107.55%
Dividend yield	0%

SUPERCONDUCTIVE COMPONENTS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 4.     Inventory

Inventory is comprised of the following:

	March 31, 2007	December 31, 2006
	(unaudited)
Raw materials	$343,052	$365,335
Work-in-progress	211,751	192,305
Finished goods	203,346	231,847
Inventory reserve	(78,627)	(75,862)

	$679,522	$713,625

SUPERCONDUCTIVE COMPONENTS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 5.     Earnings Per Share

Basic income (loss) per share is calculated as income available to common stockholders divided by the weighted average of common shares outstanding. Diluted earnings per share is calculated as diluted income (loss) available to common stockholders divided by the diluted weighted average number of common shares. Diluted weighted average number of common shares has been calculated using the treasury stock method for Common Stock equivalents, which includes Common Stock issuable pursuant to stock options and Common Stock warrants. At March 31, 2006 all Common Stock options and warrants were anti-dilutive due to the net loss. The following is provided to reconcile the earnings per share calculations:

	Three months ended March 31,
	2007	2006
Income (loss) applicable to common shares	$61,316	$(53,273)

Weighted average common shares outstanding – basic	3,439,868	3,425,915
Effect of dilutions - stock options	766,883	—

Weighted average shares outstanding – diluted	4,206,751	3,425,915

SUPERCONDUCTIVE COMPONENTS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 6.     Capital Requirements

The Company’s accumulated deficit since inception was $7,791,475 (unaudited) at March 31, 2007. The losses have been financed primarily from additional investments and loans by major shareholders and private offerings of common stock and warrants to purchase common stock. The Company cannot assure that it will be able to raise additional capital in the future to fund its operations.

As of March 31, 2007, cash on-hand was $918,825. Management believes, based on forecasted sales and expenses, that funding will be adequate to sustain operations at least through March 31, 2008.

The Company reported net income applicable to common shares of $61,316 for the three months ending March 31, 2007 and has incurred substantial operating losses since its inception in 1987. Numerous factors may make it necessary for the Company to seek additional capital. In order to support the initiatives envisioned in its business plan, it may need to raise additional funds through public or private financing, collaborative relationships or other arrangements. Its ability to raise additional financing depends on many factors beyond its control, including the state of capital markets, the market price of its common stock and the development or prospects for development of competitive products by others. Because the common stock is not listed on a major stock exchange, many investors may not be willing or allowed to purchase it or may demand steep discounts. The additional financing may not be available or may be available only on terms that would result in further dilution to the current owners of the common stock.

Note 7.     Production Equipment

The Company is awaiting delivery of new production equipment. This equipment, at a cost of approximately $900,000, is expected to be delivered in the second quarter. This equipment will be financed through capital lease obligations.

Note 8.     Subsequent events

During April of 2007 a shareholder exercised 26,909 stock purchase warrants which resulted in proceeds of $26,909. The exercise price for these warrants was $1.00.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers.

Section 1701.13(E) of the Ohio Revised Code gives a corporation incorporated under the laws of Ohio power to indemnify any person who is or has been a director, officer or employee of that corporation, or of another corporation at the request of that corporation, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, criminal or civil, to which he is or may be made a party because of being or having been such director, officer, employee or agent, provided that in connection therewith, such person is determined to have acted in good faith in what he reasonably believed to be in or not opposed to the best interest of the corporation of which he is a director, officer, employee or agent and without reasonable cause, in the case of a criminal matter, to believe that his conduct was unlawful. The determination as to the conditions precedent to the permitted indemnification of such person is made by the directors of the indemnifying corporation acting at a meeting at which, for the purpose, any director who is a party to or threatened with any such action, suit or proceeding may not be counted in determining the existence of a quorum and may not vote. If, because of the foregoing limitations, the directors are unable to act in this regard, such determination may be made by the majority vote of the corporation's voting shareholders (or without a meeting upon two-thirds written consent of such shareholders), by judicial proceeding or by written opinion of legal counsel not retained by the corporation or any person to be indemnified during the five years preceding the date of determination.

Section 1701.13(E) of the Ohio Revised Code further provides that the indemnification thereby permitted shall not be exclusive of, and shall be in addition to, any other rights that directors, officers, employees or agents have, including rights under insurance purchased by the corporation.

Article 5 of the Company's Restated Code of Regulations contains extensive provisions related to indemnification of officers, directors, employees and agents. The Company is required to indemnify its directors against expenses, including attorney fees, judgments, fines and amounts paid in settlement of civil, criminal, administrative, and investigative proceedings, if the director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company. When criminal proceedings are involved, indemnification is further conditional upon the director having no reasonable cause to believe that his conduct was unlawful.

Entitlement of a director to indemnification shall be made by vote of the disinterested directors of the Company. If there are an insufficient number of such directors to constitute a quorum, the determination to indemnify directors shall be made by one of the following methods: (1) a written opinion of independent legal counsel, (2) vote by the shareholders, or (3) by the Court in which the action, suit or proceeding was brought.

The Company may pay the expenses, including attorney fees of any director, as incurred, in advance of a final disposition of such action, suit or proceeding, upon receipt by the Company of an undertaking by the affected director(s) in which he (they) agree to cooperate with the Company concerning the action, suit or proceeding, and agree(s) to repay the Company in the event that a Court determines that the director(s) action, or failure to act, involved an act, or omission, undertaken with reckless disregard for the best interests of the Company.

The indemnification provisions of the Articles of Incorporation relating to officers, employees and agents of the Company are similar to those relating to directors, but are not mandatory in nature. On a case-by-case basis, the Company may elect to indemnify them, and may elect to pay their expenses, including attorney fees, in advance of a final disposition of the action, suit, or proceeding, upon the same conditions and subject to legal standards as relate to directors. These indemnification provisions are also applicable to actions brought against directors, officers, employees and agents in the right of the Company. However, no indemnification shall be made to any person adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless, and only to the extent that a Court determines, that despite the adjudication of liability, but in view of all of the circumstances of the case, such persons reasonably entitled to indemnify for such expenses as the Court shall deem proper. The Company currently carries directors and officers insurance in the amount of one million dollars.

Item 25.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.

SEC Registration	$915.36
Legal Fees and Expenses*	$40,000.00
Accounting Fees*	$17,500.00
Miscellaneous*	$1,700.00
Total	$50,115.36

*	Estimated

Item 26.	Recent Sales of Unregistered Securities

To obtain funding for the payment of debt and other payables, and for capital equipment and general working capital, the Company entered into Subscription Agreements with various accredited investors from August 2, 2005 to October 14, 2005, for the sale of investment units (the “Units”), with each Unit consisting of (i) 1,000 shares of the Company’s common stock without par value (the “Common Stock”), and (ii) a warrant to purchase 250 shares of Common Stock at $3.00 per share until October 14, 2010 (the “Warrants”). The Company offered the Units to accredited investors as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”), at a price of $2,000 per Unit.

The investors purchased an aggregate of $1,973,110 in Units representing 986,555 shares of Common Stock at a price of $2.00 per share, and warrants to purchase an additional 246,639 shares of Common Stock at $3.00 per share until October 14, 2010. The Company received $1,386,000 in cash from the investors in exchange for the purchase of 693 Units representing (i) 693,000 shares of Common Stock, and (ii) warrants to purchase an additional 173,250 shares of Common Stock. The Company sold an additional 293.6 Units representing (i) 293,555 shares of Common Stock, and (ii) warrants to purchase an additional 73,389 shares of Common Stock, in exchange for the cancellation of an aggregate $587,110 of indebtedness of the Company held by four investors.

The Company granted the investors registration rights with respect to the Common Stock and the shares of Common Stock underlying the Warrants. Pursuant to the terms of the Subscription Agreements, the Company must prepare and file with the Securities and Exchange Commission a Registration Statement covering the shares of Common Stock and the shares of Common Stock underlying the Warrants. The Company also granted the investors piggyback registration rights with respect to the Common Stock and shares of Common Stock underlying the Warrants.

The Company offered and sold the securities to the investors in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Act and Rule 506 promulgated thereunder. Each of the investors is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Act.

During the second quarter ending June 30, 2004, the Company, in a private placement to four accredited investors sold units consisting of 1,000 shares of the Company's common stock without par value and warrants to purchase 200 shares of common stock. The total offering price paid in cash by accredited investors was $620,000 for an aggregate of 258,334 shares of the Company's common stock and warrants an aggregate of 51,666 shares of the Company's common stock, without par value, at a purchase price of $2.88 per share.

In our opinion, the issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 promulgated thereunder due to the fact the shares were sold to less than 35 purchasers all of whom were accredited investors. The Company did not use a placement agent or underwriter for the transaction.

Item 27.	Exhibits.

Exhibit Number	Exhibit Description
3(a)	Certificate of Second Amended and Restated Articles of Incorporation of Superconductive Components, Inc. (Incorporated by reference to Exhibit 3(a) to the Company’s initial Form 10-SB, filed on September 28, 2000)

3(b)	Restated Code of Regulations of Superconductive Components, Inc. (Incorporated by reference to Exhibit 3(b) to the Company’s initial Form 10-SB, filed on September 28, 2000)

4(a)	Superconductive Components, Inc. 2006 Stock Incentive Plan (Incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement for 2006 Annual Meeting of Shareholders held on June 9, 2006, filed May 1, 2006)

4(b)	Description of the Material Terms of the Stock Option Grant and Cash Bonus Plan for Executive Officers (Incorporated by reference to the Company’s Current Report on Form 8-K, dated June 19, 2006, filed June 23, 2006)

4(c)	Form of Incentive Stock Option Agreement under the Superconductive Components, Inc. 2006 Stock Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated June 19, 2006, filed June 23, 2006)

4(d)	Form of Non-Statutory Stock Option Agreement under the Superconductive Components, Inc. 2006 Stock Incentive Plan (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated June 19, 2006, filed June 23, 2006)

4(e)	Form of Non-Statutory Stock Option Agreement Under the Superconductive Components, Inc. Fourth Amended and Restated 1995 Stock Option Plan (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on December 22, 2005)

5(a)	Opinion of Porter, Wright, Morris & Arthur LLP (Previously filed with the Company’s Registration Statement on Form SB-2, dated February 6, 2006, Registration file No. 333-131605)

5(b)	* Opinion of Carlile Patchen & Murphy LLP

10(a)	Employment Agreement entered into as of February 26, 2002, between Daniel Rooney and the Company (Incorporated by reference to Exhibit 10(a) to the Company’s Registration Statement on Form SB-2, dated February 6, 2006, Registration file No. 333-131605)

10(b)	Lease Agreement between Superconductive Components, Inc. and Duke Realty Ohio dated as of September 29, 2003, with Letter of Understanding dated February 17, 2004 (Incorporated by reference to Exhibit 10(a) to the Company’s Quarterly Report on Form 10-QSB, filed on March 31, 2004)

10(c)	Fourth Amended and Restated 1995 Stock Option Plan (Incorporated by reference to Exhibit 4(a) to the Company’s Registration Statement on Form S-8 (Registration No. 333-97583), filed on August 2, 2002)

10(d)	License Agreement with Sandia Corporation dated February 26, 1996 (Incorporated by reference to Exhibit 10(f) to the Company’s Form 10-SB Amendment No. 1, filed on January 3, 2001)

10(e)	Nonexclusive License with The University of Chicago (as Operator of Argonne National Laboratory) dated October 12, 1995 (Incorporated by reference to Exhibit 10(g) to the Company’s Form 10-SB Amendment No. 1, filed on January 3, 2001)

10(f)	Nonexclusive License with The University of Chicago (as Operator of Argonne National Laboratory) dated October 12, 1995 (Incorporated by reference to Exhibit 10(h) to the Company’s Form 10-SB Amendment No. 1, filed on January 3, 2001)

10(g)	Department of Energy Award dated July 21, 2005 (Incorporated by reference to Exhibit 10(k) to the Company’s Registration Statement on Form SB-2, dated February 6, 2006, Registration file No. 333-131605)

10(h)	Ohio Department of Development Third Frontier Action Fund Award dated February 20, 2004 (Incorporated by reference to Exhibit 10(o) to the Company’s Annual Report on Form 10-KSB, filed on March 30, 2004)

10(i)	Description of the Material Terms of the Superconductive Components, Inc. 2005 Executive Bonus Plan (Incorporated by reference to Exhibit 10 to the Company’s Current Report on Form 8-K, filed on April 20, 2005)

10(k)	Subscription Agreement between the Company and the Estate of Edward R. Funk, dated October 14, 2005, filed on March 23, 2006

10(l)	Subscription Agreement between the Company and the Estate of Ingeborg V. Funk, dated October 14, 2005, filed on March 23, 2006

10(m)	Subscription Agreement between the Company and Robert H. Peitz, dated October 14, 2005, filed on March 23, 2006

10(n)	Warrant to purchase common stock of Superconductive Components, Inc. issued to the Estate of Edward R. Funk, dated October 19, 2005, filed on March 23, 2006

10(o)	Warrant to purchase common stock of Superconductive Components, Inc. issued to the Estate of Ingeborg V. Funk, dated October 19, 2005, filed on March 23, 2006

10(p)	Warrant to purchase common stock of Superconductive Components, Inc. issued to Robert H. Peitz, dated October 19, 2005, filed on March 23, 2006

10(q)	Conversion Agreement between the Company and the Estate of Edward R. Funk, dated October 14, 2005, filed on March 23, 2006

10(r)	Conversion Agreement between the Company and the Estate of Ingeborg V. Funk, dated October 14, 2005, filed on March 23, 2006

23.1 *	Consent of Independent Registered Accounting Firm

23.2	Consent of Porter, Wright, Morris & Arthur LLP (included in Exhibit 5 herein)

24 *	Powers of Attorney(Incorporated by reference to Exhibit 24 to the Company’s Post-Effective Amendment No. 1 to Form SB-2,filed on May 1, 2007)

*	Filed herewith

Item 28.	Undertakings.

The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)	To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any additional or changed material information on the plan of distribution.

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To file a post-effective amendment to remove from registration any of the securities that remains unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to the registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a directors, officers or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4)

For the purpose of determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5)	Each prospectus filed pursuant to Rule 424(b) filed under the Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B of the Act or other than prospectus filed in reliance on Rule 430A of the Act, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-effective Amendment No. 2 on Form SB-2, and has authorized this Post-effective Amendment No. 1 on Form SB-2 to be signed on its behalf by the undersigned in the City of Columbus, Ohio, on July 18, 2007.

Superconductive Components, Inc.

By:	/s/ Daniel Rooney
Daniel Rooney, President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Daniel Rooney Daniel Rooney	President, Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	July 18, 2007

/s/ Gerald S. Blaskie* Gerald S. Blaskie	Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	July 18, 2007

/s/ Robert J. Baker, Jr.* Robert J. Baker, Jr.	Director	July 18, 2007

/s/ Walter J. Doyle* Walter J. Doyle	Director	July 18, 2007

/s/ Robert H. Peitz Robert H. Peitz	Director	July 18, 2007

/s/ Edward W. Ungar* Edward W. Ungar	Director	July 18, 2007

*By:	/s/ Daniel Rooney
Daniel Rooney, Attorney-in fact